UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑	Definitive Proxy Statement
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☐	Soliciting Material Under § 240.14a-12

GAYLORD ENTERTAINMENT COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Gaylord Entertainment Company at the Gaylord Opryland Resort and Convention Center in Nashville, Tennessee, on May 6, 2010 at 10:00 a.m. local time.

Details of the business that will be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting, proxy statement and proxy card.

It is important that your shares be represented and voted at the Annual Meeting. If you do not plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If you received your Annual Meeting materials via email, the email contains voting instructions and links to the annual report and proxy statement on the Internet, which are both available at our website, www.gaylordentertainment.com/investorrelations/proxymaterials.htm. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Colin V. Reed
Chief Executive Officer and
Chairman of the Board

GAYLORD ENTERTAINMENT COMPANY
One Gaylord Drive
Nashville, Tennessee 37214
(615) 316-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. local time on Thursday, May 6, 2010

PLACE	Gaylord Opryland Resort and Convention Center 2800 Opryland Drive Nashville, Tennessee 37214

ITEMS OF BUSINESS	(1) To elect as directors the eleven (11) nominees named in the Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement.

RECORD DATE	You may vote if you were a stockholder of record at the close of business on March 16, 2010.

ANNUAL REPORT	Our 2009 Annual Report to Stockholders, which is not part of the proxy solicitation materials, is also enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. If you do not plan to attend the Annual Meeting, please COMPLETE, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the reply envelope or, if you received the proxy materials via email, follow the voting instructions contained in the email. A proxy may be revoked at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,

CARTER R. TODD
Secretary

Nashville, Tennessee
April 1, 2010

PROXY STATEMENT

The Board of Directors of Gaylord Entertainment Company (“Gaylord,” the “Company,” “we” or “us”) is soliciting proxies for the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) on May 6, 2010, and any postponements and adjournments of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. A copy of our 2009 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are being mailed to our stockholders beginning on or about April 1, 2010.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

The following proxy materials are available for you to review online at our website, www.gaylordentertainment.com/investorrelations/proxymaterials.htm:

•	This Proxy Statement;

•	Form of proxy card;

•	The Company’s 2009 Annual Report to Stockholders (which is not deemed to be part of the official proxy soliciting materials); and

•	Any amendments to the foregoing materials that are required to be furnished to stockholders.

In accordance with Securities and Exchange Commission rules, the foregoing website does not use “cookies,” track user moves or gather any personal information.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to elect as directors the eleven (11) nominees named in this Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The stockholders will also be asked to vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year. The stockholders also will transact any other business that properly comes before the meeting.

Who may vote?

You may vote if you were a holder of record of shares of our common stock at the close of business on March 16, 2010 (the record date). On the record date, there were 47,040,887 shares of common stock outstanding. On such date, the shares were held by 1,891 holders of record. You are entitled to one vote for each share of common stock held by you as of the record date.

How do I cast my vote?

If you hold the shares in your own name, you can vote in person at the meeting or by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you vote by proxy, the proxies identified on the back of the proxy card will vote your shares in accordance with your instructions. If you submit a signed proxy card but do not mark the boxes showing how you wish to vote, the proxies will vote your shares FOR the proposals.

In addition, Gaylord stockholders can vote using the Internet or by phone. To use the Internet, log onto www.proxyvote.com to transmit your voting instructions up until 11:59 p.m. Eastern time on May 5, 2010 (for shares in Gaylord’s 401(k) Savings Plan, the voting deadline is 11:59 p.m. Eastern time on May 4, 2010). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by phone, dial 1-800-690-6903 using a touch-tone telephone up until 11:59 p.m. Eastern time on May 5, 2010 (for shares in Gaylord’s 401(k) Savings Plan, the voting deadline is 11:59 p.m. Eastern time on May 4, 2010). Have your proxy card in hand when you call and then follow the instructions.

What if my shares are held in “street name” by a broker?

If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, your shares will be counted as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you.

Which matters to be presented at the Annual Meeting are considered routine?

Unlike previous years, uncontested director elections (such as the election of directors at this Annual Meeting) are no longer considered routine under the rules of the New York Stock Exchange. Therefore, brokers subject to New York Stock Exchange Rules (which constitute a significant majority of all brokers) will no longer have the ability to vote shares held in street name with respect to the election of directors unless the broker has received voting instructions from the beneficial owner of the shares held in street name. It is therefore important that you provide instructions to your broker if your shares are held in street name by a broker so that your vote with respect to the election of directors is counted.

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010 is considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held in street name by your broker.

If any other matter that properly comes before the meeting is not considered routine under the rules of the New York Stock Exchange, broker non-votes will not be counted “for” or “against” any such matter.

How are shares in the Company’s 401(k) Savings Plan voted?

Participants in the Company’s 401(k) Savings Plan are entitled to vote the shares held under the 401(k) Savings Plan in their name. To do this you must sign and timely return the proxy card you received with this Proxy Statement. Your proxy card will be considered your confidential voting instructions, and the 401(k) Savings Plan trustee will direct your vote in the manner you indicate on the proxy card. In order to do this, the proxy results for the shares held in the 401(k) Savings Plan will be tabulated by our transfer agent for all plan participants and reported to the 401(k) Savings Plan trustee on an aggregate basis. The overall vote tallies will not show how individual participants voted. The trustee will vote the shares at the meeting through the custodian holding the shares. If a plan participant’s voting instructions are not received by our transfer agent before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the Annual Meeting by the 401(k) Savings Plan trustee in direct proportion to the voting results of 401(k) Savings Plan shares for which proxies are received.

What shares are included on my proxy card?

Your proxy card represents all shares registered in your name with the transfer agent on the record date, including those shares owned pursuant to the Company’s 401(k) Savings Plan.

How many shares must be present to hold the Annual Meeting?

The holders of a majority of the shares of our common stock outstanding on the record date, or 23,520,044 shares, in person or by a valid proxy, must be present at the meeting for any business to be conducted, known as a “quorum.” Proxies received but marked as “withhold authority” or “abstain,” as well as shares that are counted as “broker non-votes,” will be counted as shares that are present for purposes of determining the presence of a quorum.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. We also may adjourn the meeting if for any reason we believe that additional time should be allowed to enable our stockholders to (i) consider fully information which the Board of Directors determines has not been sufficiently or timely available to stockholders or (ii) otherwise to exercise effectively their voting rights. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

How does the Board recommend I vote on each of the proposals?

The Board recommends that you vote: FOR the election of the eleven (11) nominees to the Board of Directors; and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

How do I change my vote?

You can revoke your proxy at any time before the meeting by:

•	submitting a later-dated proxy card by mail, internet or phone (as provided above under “How do I cast my vote?”);

•	giving written notice to Carter R. Todd, the Secretary of the Company, stating that you are revoking your proxy; or

•	attending the Annual Meeting and voting your shares in person.

Who will count the votes?

Representatives of Broadridge will count the votes and act as the independent inspectors of the election.

What if I send in my proxy card and do not specify how my shares are to be voted?

If you send in a signed proxy but do not give any voting instructions, your shares will be: (a) voted FOR election of the eleven (11) nominees to the Board of Directors; and (b) voted FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

How will the proxies vote on any other business brought up at the Annual Meeting?

We are not aware of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card authorizes Colin V. Reed, Ralph Horn and Carter R. Todd to use their discretion to vote on these other matters.

What are my voting options on the Election of Directors proposal?

You have three choices on the Election of Directors proposal to be voted upon at the Annual Meeting. You may:

•	vote for all of the director nominees as a group;

•	withhold authority to vote for all director nominees as a group; or

•	vote for all director nominees as a group except those nominees you identify on the appropriate line.

How many votes are required to approve the Election of Directors proposal?

Pursuant to our Bylaws, directors must be elected by a plurality of the votes of the shares present (in person or by proxy) and entitled to vote for the election of directors. This means that the eleven (11) nominees receiving the greatest number of votes will be elected as directors. If you withhold authority to vote for a director, your withholding authority will have no effect on the outcome. Broker non-votes (as described above) also will have no effect on the voting outcome of the election of directors.

How many votes are required to approve the other matters?

For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010 and any other matter that properly comes before the meeting, the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on such matter is required. A proxy card marked “ABSTAIN” will not be counted “for” or “against” any such matter. Therefore, if you abstain from voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010, your abstention will have the same effect as a vote against the proposal. As noted above, if any other matter properly comes before the meeting, your signed proxy card authorizes Colin V. Reed, Ralph Horn and Carter R. Todd to use their discretion to vote on any such matter.

Is my vote confidential?

Yes. All proxy cards and vote tabulations that identify an individual stockholder are kept confidential. Except to meet legal requirements, your vote will not be disclosed to us unless:

•	a proxy solicitation is contested;

•	you write comments on the proxy card; or

•	you authorize disclosure of your vote.

This policy does not prevent us from ascertaining which stockholders have voted or from taking actions designed to encourage stockholder voting.

How is this proxy solicitation being conducted?

We will bear the cost of soliciting proxies for the Annual Meeting. We have retained Broadridge to assist in the solicitation and will pay approximately $5,000 for its assistance. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

AGREEMENTS WITH RESPECT TO DIRECTOR NOMINATIONS

Settlement Agreement with TRT Holdings

On March 9, 2009, the Company entered into a settlement agreement (the “TRT Agreement”) with TRT Holdings, Inc., a Delaware corporation (“TRT”), which had previously submitted notice to the Company of its intention to nominate four individuals for election to the Company’s Board of Directors at its 2009 annual meeting of stockholders and to solicit proxies for the election of such nominees.

The TRT Agreement provided that, prior to the 2009 annual meeting of stockholders, the Board of Directors would increase the size of the Board from nine to eleven directors. Under the terms of the TRT Agreement, TRT was entitled to name two directors for nomination by the Board and inclusion in the Company’s proxy statement for the 2009 annual meeting of stockholders and is entitled to name two directors for nomination by the Board and inclusion in the Company’s proxy statement for the Annual Meeting and the annual meeting of stockholders in 2011. The TRT nominees for the 2009 annual meeting of stockholders were Robert B. Rowling and David W. Johnson, and they were elected as directors of the Company at its 2009 annual meeting. Messrs. Rowling and Johnson have been re-nominated as director nominees by the Company’s Board, and they are standing for re-election at the Annual Meeting.

The TRT Agreement also requires the Board of Directors to nominate seven incumbent directors and two additional independent directors identified by the Nominating and Corporate Governance Committee after consultation with the Company’s stockholders. The TRT Agreement provides that one TRT Nominee will serve on each of the Executive Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee of the Board. In addition, the TRT Agreement provides that the Board will not increase the size of the Board to more than eleven (11) directors prior to the Company’s 2012 annual meeting of stockholders.

By execution of the TRT Agreement, TRT withdrew its nominations to the Board that were set forth in TRT’s letter to the Company dated January 28, 2009 (subject to the Company’s compliance with certain terms of the TRT Agreement) and its demands for stockholder lists and certain books and records of the Company that were set forth in letters to the Company dated January 15, 2009 and January 23, 2009.

Pursuant to the terms of the TRT Agreement, the Company entered into an amended and restated rights agreement (the “Amended Rights Agreement”) with Computershare Trust Company, N.A, as rights agent, pursuant to which the Company amended the rights agreement previously entered into on August 12, 2008. Additionally, in accordance with the terms of the TRT Agreement, the Board adopted a resolution approving, for purposes of Section 203 of the Delaware General Corporation Law, the acquisition by TRT and its affiliates of additional shares of the Company’s common stock in excess of 15% of the outstanding stock of the Company and providing that TRT and its affiliates would not be an “interested stockholder” as defined by Section 203.

Under the terms of the TRT Agreement, TRT is obligated to vote its shares for the full slate of nominees recommended by the Board of Directors for election at the Annual Meeting and the 2011 annual meeting of stockholders of the Company. Additionally, TRT and its affiliates are required to vote their shares at the Annual Meeting, the annual meeting of stockholders in 2011, and any other meeting of the Company’s stockholders prior to the termination date of the TRT Agreement (i) in accordance with the recommendation of the Board of Directors on any stockholder proposal that is put to a vote of stockholders, and (ii) in favor of any proposal made by the Company unless Mr. Rowling (or any other TRT nominee that is an affiliate of TRT) has voted against such proposal in his or her capacity as a member of the Board of Directors. These voting obligations will not, however, apply with respect to the voting of TRT’s shares in connection with an “extraordinary transaction” (as defined in the TRT Agreement).

The TRT Agreement includes a standstill provision restricting TRT from taking certain actions from the date of the TRT Agreement through the termination date of the agreement, including the following:

•	acquiring beneficial ownership of any voting securities in an amount such that TRT would own 22% or more of the outstanding voting securities of the Company;

•	participating in any solicitation of proxies or making public statements in an attempt to influence the voting of the Company’s securities in opposition to the recommendation of the Board of Directors, initiating any shareholder proposals, seeking representation on the Board of Directors (except as contemplated by the TRT Agreement) or effecting the removal of any member of the Board of Directors (provided, that TRT will not be restricted from making a public statement regarding how it intends to vote or soliciting proxies in connection with an extraordinary transaction not involving TRT); and

•	acquiring any assets or indebtedness of the Company (other than bonds or publicly traded debt of the Company, subject to certain limitations set forth in the TRT Agreement).

The TRT Agreement includes certain exceptions to the standstill provision, including if (i) TRT has been invited by the Board of Directors to participate in a process initiated related to the possible sale of the Company, (ii) TRT makes a Qualified Offer (as defined in the Amended Rights Agreement), or (iii) a third party has made an offer to acquire the Company under certain circumstances set forth in the TRT Agreement. The TRT Agreement also provides that each of the Company and TRT will not disparage the other party, subject to certain exceptions set forth in the TRT Agreement.

The termination date under the TRT Agreement is the earliest to occur of (i) the consummation of a “Qualified Offer” as defined in the Amended Rights Agreement, (ii) May 15, 2011, (iii) the date of the last resignation of a TRT nominee from the Board of Directors in accordance with the requirement under the TRT Agreement that TRT will not be entitled to any representation on the Board of Directors if TRT owns less than 5% of the Company’s stock, or (iv) a material breach of the TRT Agreement by the Company that is not cured by the Company within 30 days of notice of such breach by TRT (or, if such material breach or lack of cure is disputed by the Company, upon the rendering of an arbitral award finding such material breach or lack of cure).

Pursuant to the terms of the TRT Agreement, the Company paid TRT $200,000 in partial reimbursement of the expenses incurred by TRT in connection with its prior nomination of four director nominees in connection with our 2009 annual meeting and other matters related to the TRT Agreement.

The foregoing description of the TRT Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which the Company filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K filed on March 10, 2009.

Letter Agreement with GAMCO Asset Management

On March 9, 2009, the Company entered into a letter agreement (the “GAMCO Agreement”) with GAMCO Asset Management, Inc. (“GAMCO”), which had previously submitted notice to the Company of its intention to nominate four individuals for election to the Board of Directors at the Annual Meeting.

Under the terms of the GAMCO Agreement, GAMCO was entitled to name two directors for nomination by the Board of Directors and inclusion in the Company’s proxy statement for the 2009 annual meeting of stockholders. The GAMCO nominees for the 2009 annual meeting of stockholders were Glenn J. Angiolillo and Robert S. Prather, Jr., and they were elected as directors of the Company at its 2009 annual meeting. Messrs. Angiolillo and Prather have been re-nominated as director nominees by the Company’s board, and they are standing for re-election at the Annual Meeting. The GAMCO Agreement also provides that as long as any GAMCO nominee is a member of the Board of Directors, the Company will appoint a GAMCO nominee to each committee of the Board of Directors.

By execution of the GAMCO Agreement, GAMCO withdrew (i) its nominations to the Board of Directors (subject to the Company’s compliance with the GAMCO Agreement) that were set forth in GAMCO’s letters to the Company dated February 3 and 5, 2009, and (ii) its stockholder proposal, dated August 18, 2008, recommending the redemption of the rights issued pursuant to the Company’s rights agreement.

The foregoing description of the GAMCO Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which the Company filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K filed on March 10, 2009.

ELECTION OF DIRECTORS

You may vote on the election of eleven (11) directors to the Board of Directors.

The current Board of Directors consists of eleven (11) directors. All of our directors are elected annually. All of the nominees are currently directors. The Board expects all of the nominees named below to be available for election. In case any nominee is not available, the person or persons voting the proxies may vote your shares for such other person or persons designated by the Board if you have submitted a proxy card.

Directors will be elected by a plurality of the shares present (in person or by proxy) and entitled to vote for the election of directors. Each of the nominees shall be elected to serve as a director until the annual meeting of stockholders in 2011 or until his or her respective successor is duly elected and qualified, or until his or her earlier resignation or removal.

The Board of Directors, acting through its Nominating and Corporate Governance Committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the company and function effectively as a Board. See “Committees of the Board-The Nominating and Corporate Governance Committee” for further discussion.

We are a lodging and hospitality company focusing on the large group meetings and convention segment of the hospitality industry. The Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of the Company’s businesses. Each of the nominees for election as a director at the Annual Meeting of Stockholders holds or has held senior executive positions in large, complex organizations and has operating experience that meets this objective, as described below. The Nominating and Corporate Governance Committee also believes that each of the nominees has other key attributes that are important to an effective Board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board and its committees. The Nominating and Corporate Governance Committee takes into account diversity considerations in determining the Company’s slate and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. See “Committees of the Board-The Nominating and Corporate Governance Committee” for further discussion of the Nominating and Corporate Governance Committee’s consideration of diversity.

In addition to the above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Information About the Nominees for Director

Information concerning the nominees proposed by the Board for election as directors is set forth below.

Glenn J. Angiolillo	Director since 2009. Age 56.

Mr. Angiolillo is President of GJA Management Corp., a consulting and advisory firm specializing in wealth management, a position he has held since 1998. Previously, Mr. Angiolillo was a partner and member of the Management Committee in the law firm of Cummings & Lockwood, where he concentrated in the areas of corporate law, mergers and acquisitions and banking and finance. Mr. Angiolillo serves on the board of directors of insurance company NYMAGIC, Inc., telecommunications provider LICT Corp., formerly known as Lynch Interactive Corp., and electronics display company Trans-Lux Corporation.

The Nominating and Corporate Governance Committee concluded that Mr. Angiolillo should serve as a director, in part, because of his legal background, his understanding of corporate finance and his knowledge of corporate governance.

Michael J. Bender	Director since 2004. Age 48.

Mr. Bender is the SVP of the Mountain Division of retailer Wal-Mart Stores, Inc., with overall responsibility for a group of stores in the western United States, a position he has held since February 2010. From February 2009 until he was promoted to his current role, Mr. Bender was a VP/Regional General Manager at Wal-Mart Stores, Inc. From 2003 through 2007, Mr. Bender served as the President/General Manager of the Retail and Alternate Care business of healthcare retailer Cardinal Health. Prior to joining Cardinal Health, Mr. Bender was Vice President of Store Operations for clothing retailer Victoria’s Secret Stores. Mr. Bender also spent 14 years with beverage company PepsiCo in a variety of sales, finance and operating roles.

The Nominating and Corporate Governance Committee concluded that Mr. Bender should serve as a director, in part, because of his experience in retail sales, his knowledge of human resources and his understanding of corporate finance and accounting.

E. K. Gaylord II	Director since 1977. Age 52.

Mr. Gaylord served as the Company’s Chairman of the Board from May 1999 through April 2001. He served as interim President and Chief Executive Officer of the Company from July 2000 until September 2000, and as Vice-Chairman of the Board from May 1996 to May 1999. He was the President of the privately-held Oklahoma Publishing Company from June 1994 until December 2002. Mr. Gaylord has been Chairman of the privately-held sports management firm Gaylord Sports Management since January 2004 and Chairman of Medtrust Online, a privately-held healthcare services firm, since 2007. Mr. Gaylord is also a member of the Board of Trustees of the Scottsdale Healthcare Foundation.

The Nominating and Corporate Governance Committee concluded that Mr. Gaylord should serve as a director, in part, because of his previous specific experience in operations and management with the Company and the knowledge he has acquired from years of involvement with the Company.

Ralph Horn	Director since 2001. Age 69.

Mr. Horn served as the Chairman of the Board of financial services company First Tennessee National Corporation (now First Horizon National Corporation) and First Tennessee Bank, National Association, its principal subsidiary, from 1996 until his retirement in December 2003. Mr. Horn served as Chief Executive Officer of First Tennessee National Corporation from 1994 through 2002 and as its President from 1991 through 2001. Mr. Horn is a director of Mid-America Apartment Communities, Inc., an owner of apartment communities. With respect to other directorships held by any company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or registered as an investment company under the Investment Company Act of 1940 during the past five years, Mr. Horn previously served as a director of gaming company Harrah’s Entertainment, Inc.

The Nominating and Corporate Governance Committee concluded that Mr. Horn should serve as a director, in part, because of his corporate finance background, his knowledge of the hospitality industry and his knowledge of corporate governance.

David W. Johnson	Director since 2009. Age 48.

Mr. Johnson is President and CEO of Aimbridge Hospitality, a privately-held hotel management and real estate investment company. Prior to joining Aimbridge as President and CEO in April 2003, Mr. Johnson spent 17 years at hospitality company Wyndham International in various capacities, including Executive Vice President/Chief Marketing Officer and President of Wyndham Hotels.

The Nominating and Corporate Governance Committee concluded that Mr. Johnson should serve as a director, in part, because of his knowledge of the hospitality and lodging industry and his sales and marketing background. As noted above, pursuant to the TRT Agreement the Company is obligated to nominate Mr. Johnson to its Board at each of the Company’s annual meetings of stockholders in 2010 and 2011.

Ellen Levine	Director since 2004. Age 67.

Ms. Levine is Editorial Director of Hearst Magazines, one of the world’s largest magazine publishers. Prior to assuming this role in 2006, Ms. Levine had served as Editor-in-Chief of the Hearst publication Good Housekeeping since 1994. She was instrumental in founding O, The Oprah Magazine in 2000 (and continues to serve as its Editorial Consultant) and in founding Food Network Magazine in 2009. Ms. Levine also served as Editor-in-Chief of Redbook (1990-1994) and Woman’s Day (1982-1990) and as a Senior Editor of Cosmopolitan (1976-1982). With respect to other directorships held by any company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or registered as an investment company under the Investment Company Act of 1940 during the past five years, Ms. Levine previously served as a director of retailer Finlay Enterprises, Inc.

The Nominating and Corporate Governance Committee concluded that Ms. Levine should serve as a director, in part, because of her sales and marketing background and her knowledge of human resources.

Robert S. Prather, Jr.	Director since 2009. Age 65.

Mr. Prather has been President and Chief Operating Officer of Gray Television, Inc., a television broadcast company, since September 2002. He was an Executive Vice President of Gray Television, Inc. from 1996 until September 2002. Mr. Prather is also a director of Gray Television, Inc. Mr. Prather also has served as Chairman of the Board of Directors at Triple Crown Media, Inc., a publishing and communication company, since December 2005. He served as Chief Executive Officer and director of Bull Run Corporation, a sports and affinity marketing and management company, from 1992 until its merger into Triple Crown Media, Inc. in December 2005. Mr. Prather is also a member of the Board of Directors of GAMCO Investors, Inc., the parent company of GAMCO Asset Management, Inc.

The Nominating and Corporate Governance Committee concluded that Mr. Prather should serve as a director, in part, because of his overall business acumen and his experience in the entertainment and media industries.

Colin V. Reed	Director since 2001. Age 62.

Mr. Reed has served as Chief Executive Officer and a director of the Company since April 2001, and Mr. Reed was also elected Chairman of the Board of Directors of the Company in May 2005. From April 2001 until November 2008, Mr. Reed also served as President of the Company. Prior to joining the Company, Mr. Reed had served as a member of the three-executive Office of the President of Harrah’s Entertainment, Inc. since May 1999, and he had served as Harrah’s Chief Financial Officer since April 1997. Mr. Reed also was a director of Harrah’s from 1998 to May 2001. Mr. Reed served in a variety of other management positions with Harrah’s and its predecessor, hotel operator Holiday Corp., since 1977. Mr. Reed is a director of First Horizon National Corporation. With respect to other directorships held by any company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or registered as an investment company under the Investment Company Act of 1940 during the past five years, Mr. Reed has previously served as a director of retailer Rite-Aid Corporation.

The Nominating and Corporate Governance Committee concluded that Mr. Reed should serve as a director, in part, because of his service as Chief Executive Officer of the Company, his financial and accounting background and his knowledge of the hospitality industry.

Michael D. Rose	Director since 2001. Age 68.

Mr. Rose served as Chairman of the Board of the Company from April 2001 through May 2005 and served as Chairman of the Executive Committee of the Board of the Company from May 2005 through May 2009. Mr. Rose currently serves as Chairman of the Board of Directors of First Horizon National Corporation. Since 1998, Mr. Rose has been a private investor and Chairman of Midaro Investments, a privately held investment firm. In 1995, Mr. Rose became Chairman of the Board of both hotel operator Promus Hotel Corporation and Harrah’s Entertainment, Inc. when the two companies split into two publicly-traded companies. He retired from the Boards of Harrah’s in 1996 and Promus in 1997. Mr. Rose also served as Chairman from 1990 to 1995, and Chief Executive Officer from 1990 to 1994, of the Promus Companies, Incorporated. Mr. Rose is also a director of restaurant operator Darden Restaurants, Inc. and food manufacturer General Mills, Inc. With respect to other directorships held by any company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or registered as an investment company under the Investment Company Act of 1940 during the past five years, Mr. Rose has previously served as a director of Felcor Lodging Trust, a real estate investment trust, and retailer Stein Mart, Inc.

The Nominating and Corporate Governance Committee concluded that Mr. Rose should serve as a director, in part, because of his experience with public companies, his prior tenure as Chairman of the Board of the Company, his knowledge of the hospitality industry, his service as compensation committee chairman for two Fortune 250 companies and his understanding of corporate governance and finance.

Michael I. Roth	Director since 2004. Age 64.

Mr. Roth is Chairman and Chief Executive Officer of the Interpublic Group of Companies, a global marketing services company. He was appointed Interpublic’s Chief Executive Officer in January of 2005. Prior to becoming Chairman of Interpublic in July 2004, Mr. Roth had been a member of Interpublic’s Board of Directors since 2002. Previously, Mr. Roth was Chairman of the Board and Chief Executive Officer of financial services company The MONY Group Inc. and its predecessor entities since 1997. Mr. Roth is also a director of Pitney Bowes, Inc.

The Nominating and Corporate Governance Committee concluded that Mr. Roth should serve as a director, in part, because of his legal and accounting background, his previous experience managing public companies and his knowledge of corporate finance.

Robert B. Rowling	Director since 2009. Age 56.

Mr. Rowling served as the Chairman of the Board of TRT Holdings, Inc., a privately-owned, diversified holding company with primary interests in hospitality, energy, fitness and real estate, from 1996 to 2009. Among the companies Mr. Rowling has built are Tana Oil & Gas Corporation (subsequently merged with Texaco), Teco Pipeline Company (subsequently merged with Pacific Gas & Electric) and Omni Hotels, which has expanded to include over 40 hotels and resorts since TRT Holdings, Inc.’s purchase of Omni Hotels in 1996. With respect to other directorships held by any company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or registered as an investment company under the Investment Company Act of 1940 during the past five years, Mr. Rowling has previously served as a director of financial services company Guaranty Financial Group Inc. Mr. Rowling received a J.D. degree from Southern Methodist University Dedman School of Law in 1979.

The Nominating and Corporate Governance Committee concluded that Mr. Rowling should serve as a director, in part, because of his legal background, his understanding of the hospitality industry and his knowledge of corporate and real estate finance. As noted above, pursuant to the TRT Agreement the Company is obligated to nominate Mr. Rowling to its Board at each of the Company’s annual meetings of stockholders in 2010 and 2011.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

Corporate Governance

Our business is managed under the direction of the Board of Directors. The Board of Directors delegates the conduct of the business to our senior management team. The Board of Directors held twelve (12) meetings during 2009. All directors attended at least 75% of the Board meetings during their tenure on the Board in 2009.

We have adopted Corporate Governance Guidelines governing the conduct of our Board of Directors. The charters of our Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines, are all posted on our web site at www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page).

We have also adopted a Code of Ethics which is applicable to all employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is available on our web site at www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page). We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) at this location on our website.

We will provide a copy of our Corporate Governance Guidelines, our committee charters or our Code of Ethics (and any amendments or waivers) to any stockholder or other person upon receipt of a written request addressed to Gaylord Entertainment Company, Attn: Corporate Secretary, One Gaylord Drive, Nashville, Tennessee 37214.

Board Leadership Structure

The Board of Directors believes that Colin Reed’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its stockholders. Mr. Reed possesses a detailed knowledge of the hospitality industry as well as an understanding of both the opportunities and challenges facing the Company and its businesses. The Board thus believes that Mr. Reed is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters facing the Company. The Board also believes that Mr. Reed’s combined role ensures clear accountability, enhances the Company’s ability to articulate its strategy and message to the Company’s employees, stockholders and customers, and enables decisive overall leadership.

The Board has determined that it is also important to have a Lead Director who will play an active role and oversee many of the functions that an independent chair would otherwise perform. The Board has adopted a description of the duties of the Lead Director, which is posted on the Company’s website at www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page). Pursuant to this job description, the Chairman of the Nominating and Corporate Governance Committee serves as the Company’s Lead Director, and that individual is currently Ralph Horn. Some of the primary functions of our Lead Director are:

•	To call, convene and chair meetings of the non-management directors or independent directors and other meetings as may be necessary from time to time and, as appropriate, provide prompt feedback to the Chief Executive Officer.

•	To coordinate and develop the agenda for and chair executive sessions of the independent directors.

•	To coordinate feedback to the Chief Executive Officer on behalf of independent directors regarding business issues and management.

•	To be available, as appropriate, for direct communication with major stockholders who request such a communication.

•	To perform such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole, by the non-management directors, or by the Chairman of the Board.

Each of the directors other than Mr. Reed and Mr. Rose (the Company’s former Chairman of the Board) is independent, and the Board believes that the independent directors coupled with the Lead Director provide effective oversight of management. Our non- management directors meet regularly in scheduled executive sessions, and the Lead Director presides at these executive sessions. Following an executive session of independent directors, the Lead Director acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.

Although the Company believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, the Board retains the authority to modify the Company’s current combined Chief Executive Officer/Chairman structure to best address the Company’s circumstances, as and when appropriate.

Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board of Directors to attend the Annual Meeting of Stockholders. All of the directors attended the 2009 Annual Meeting of Stockholders.

Independence of Directors

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2010. Our Board of Directors determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director. In making this assessment, the Board looks not only at relationships from the director’s standpoint, but also at relationships of persons or organizations with which the director has an affiliation. In making its determination, the Board of Directors adheres to the requirements of, and applies the standards set forth by, both the New York Stock Exchange (as set forth in Section 303A.02 of the listed company manual) and the Securities and Exchange Commission.

During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors, or their affiliates, and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that the director is independent. As a result of this review, the Board affirmatively determined that, with the exception of Colin V. Reed and Michael D. Rose, all of the current directors of the Company are independent of the Company and its management.

Committees of the Board

The Board maintains an Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee to facilitate and assist the Board in the execution of its responsibilities. The table below shows current membership for each of the standing Board committees:

	Human	Nominating and
Audit	Resources	Corporate Governance

Michael J. Bender*	Michael I. Roth*	Ralph Horn*
Glenn J. Angiolillo	Ralph Horn	Glenn J. Angiolillo
E. K. Gaylord II	Ellen Levine	Ellen Levine
Ralph Horn	Robert S. Prather, Jr.	Michael I. Roth
David W. Johnson	Robert B. Rowling	David W. Johnson

*	Committee Chair

In accordance with New York Stock Exchange listing standards, all the committees are comprised solely of non-employee, independent directors.

Following the Annual Meeting, the Board of Directors will appoint the members of each of the standing Board committees. Under the terms of the TRT Agreement, Mr. Rowling will be re-appointed to the Human Resources Committee, and Mr. Johnson will be re-appointed to the Nominating and Corporate Governance Committee. In addition, under the terms of the GAMCO Agreement, one of the GAMCO nominees (Messrs. Angiolillo and Prather) will be re-appointed to each of the standing committees of the Board of Directors.

The Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is responsible for:

•	overseeing the integrity of our financial information, the performance of our internal audit function and system of internal controls and compliance with legal and regulatory requirements relating to preparation of financial information;

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	meeting with our independent registered public accounting firm and with our vice president of internal audit concerning, among other things, the scope of audits and reports;

•	reviewing the work programs of our independent registered public accounting firm and the results of its audits; and

•	assessing our risk assessment and risk management policies.

The Board has determined that all the members of the Audit Committee are financially literate pursuant to the New York Stock Exchange rules. The Board also has determined that Mr. Horn is an “audit committee financial expert” within the meaning stipulated by the Securities and Exchange Commission.

In 2009, the Audit Committee met nine (9) times. All of the Audit Committee members attended at least 75% of the meetings of the Audit Committee during their tenure on the Board in 2009.

The Human Resources Committee

The Human Resources Committee is responsible for:

•	reviewing and approving all compensation policies and programs that benefit employees, including employment and severance agreements, incentive programs, benefits and retirement programs;

•	reviewing and approving the Chief Executive Officer’s objectives, performance and compensation;

•	administering our equity incentive plan; and

•	reviewing and approving compensation for executive officers and directors.

The Committee has also delegated to the Chief Executive Officer the authority to make limited equity grants to new members of the Company’s management team to allow such grants to be made in a timely manner, as the Committee generally only meets on a quarterly basis. Equity grants under this delegation of authority may only be made as initial equity grants to newly hired executives (other than officers subject to Section 16 of the Securities Exchange Act of 1934) and on the same terms and conditions as were applied by the Committee in its most recent prior equity grants. In addition, equity grants under this delegation of authority to any one executive are limited to 12,500 shares granted as stock options (or similar awards such as stock appreciation rights) or 6,250 restricted shares (or similar awards such as restricted stock units or performance shares).

For additional information regarding the Committee’s processes and procedures for considering and determining executive and director compensation, see “Compensation Discussion and Analysis” below. The Committee engages a competent executive compensation consultant, who is independent of conflicts with Board members or Company management. The Committee’s compensation consultant or its affiliates did not provide additional services to the Company or its affiliates in excess of $120,000 during fiscal 2009.

The compensation consultant assists the Committee in determining if its strategies and plans are advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. Each year, at the Committee’s request, the compensation consultant performs several analyses, including internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance, to assist the Committee in its review.

In 2009, the Human Resources Committee met seven (7) times. All of the Human Resources Committee members attended at least 75% of the meetings of the Human Resources Committee during their tenure on the Board in 2009.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for:

•	developing and recommending criteria for the selection of new directors and recommending to the Board nominees for election as directors and appointment to committees;

•	developing and recommending changes and modifications to our corporate governance guidelines and a code of conduct to the Board;

•	monitoring and enforcing compliance with our corporate governance guidelines, certain provisions of our code of conduct and other policies; and

•	advising the Board on corporate governance matters.

In 2009, the Nominating and Corporate Governance Committee met three (3) times. All of the Nominating and Corporate Governance Committee members attended at least 75% of the meetings of the Nominating and Corporate Governance Committee during their tenure on the Board in 2009.

A formal Board evaluation covering Board operations and performance, with a written evaluation from each Board member, is conducted annually by the Nominating and Corporate Governance Committee to

enhance Board effectiveness. Recommended changes are considered by the full Board. In addition, each Board committee conducts an annual self-evaluation.

The Nominating and Corporate Governance Committee annually reviews with the Board the Company’s “Statement of Expectations of Directors.” This review includes an assessment of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to actively participate in Board discussions and exemplify the highest standards of personal and professional integrity. In particular, the Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses. While the Company’s Corporate Governance Guidelines do not prescribe specific diversity criteria for selection of directors, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (such as gender, ethnicity, age) and experience (such as industry, professional, public service) of current and prospective directors when selecting new directors to facilitate Board deliberations that reflect a broad range of viewpoints. The Committee’s Charter gives the Committee responsibility to develop and recommend criteria for the selection of new directors to the Board, including, but not limited to diversity, age, skills, experience, time availability and such other criteria as the Committee shall determine to be relevant at the time.

The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders. To date the Committee has not engaged a third party to identify prospective nominees. The Committee will only consider stockholder nominees for Board membership submitted in accordance with the procedures set forth below in “Additional Information-Stockholder Nominations of Candidates for Board Membership.”

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of our stockholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other boards; and

•	the extent to which the prospective nominee contributes to the range of knowledge, diversity, skill and experience appropriate for the Board.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

New directors participate in an orientation program that includes discussions with senior management, background materials on our strategic plan, organization and financial statements and visits to our facilities. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member.

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee (which functions as our compensation committee) is comprised entirely of independent directors. In addition, except as noted below, there are no relationships among our executive officers, members of the Human Resources Committee or entities whose executives serve on the Board of Directors or the Human Resources Committee that require disclosure under applicable regulations of the Securities and Exchange Commission.

Robert B. Rowling, a member of our Human Resources Committee, owns all of the outstanding Class B Common Stock of TRT. In 2009, TRT received $200,000 from the Company pursuant to the terms of the TRT Agreement in partial reimbursement of the expenses incurred by TRT in connection with its prior nomination of four director nominees in connection with our 2009 annual meeting and other matters related to the TRT Agreement, as described under “Agreements with Respect to Director Nominations” above and “Transactions with Related Persons” below.

Board’s Role in Risk Oversight

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is made possible by a management report process that is designed to provide both visibility and transparency to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, compliance, political and reputational risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as outlined below:

Board/Committee	Primary Areas of Risk Oversight

Full Board	Strategic, financial and execution risks and exposures associated with both the annual operating plan and the long-term plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; acquisitions and divestitures; senior management succession planning.
Audit Committee	Risks and exposures associated with financial matters, including financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines, risk management and credit and liquidity matters.
Nominating and Corporate Governance Committee	Risks and exposures relating to corporate governance and director succession planning.
Human Resources Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.

Each Committee meets in executive session with key management personnel and representatives of outside advisors (for example, the vice president of internal audit meets in executive session with the Audit Committee).

In setting compensation, the Human Resources Committee also considers the risks to the Company’s stockholders that may be inherent in our compensation programs. We believe that our compensation programs are appropriately structured and provide for a suitable balance between long-term and short-term compensation and have an appropriate performance-based and “at risk” component, and that our compensation policies and practices do not create material risks to the Company’s stockholders.

2009 Compensation of Directors

Summary of Compensation. As described more fully below, this chart summarizes the annual compensation for the Company’s non-employee directors, as well as Mr. Rose (who served as Chairman of the Executive Committee of the Board of Directors until May 1, 2009), during 2009:

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)(2)	(d)	(e)	(f)(3)	(g)	(h)

Glenn J. Angiolillo	$41,625	$75,600	—	—	—	– 0 –	$117,225
Michael J. Bender	75,500	25,200	—	—	—	– 0 –	100,700
E. K. Gaylord II	70,500	25,200	—	—	—	– 0 –	95,700
Ralph Horn	93,875	25,200	—	—	—	– 0 –	119,075
David W. Johnson	39,750	75,600	—	—	—	– 0 –	115,350
Ellen Levine	77,000	25,200	—	—	—	– 0 –	102,200
Robert S. Prather, Jr.	34,750	75,600	—	—	—	– 0 –	110,350
Michael D. Rose(4)	43,500	25,200	—	—	—	$81,822	150,522
Michael I. Roth	81,375	25,200	—	—	—	– 0 –	106,575
Robert B. Rowling	33,250	75,600	—	—	—	– 0 –	108,850

(1)	The dollar amount listed in this column represents retainer fees actually paid in cash to each director or deferred pursuant to the Director Deferred Compensation Plan, described more fully below. The annual retainer fee for service on the Board of Directors and its committees is payable quarterly. Due to the timing of the payments, dates of board service and changes in committee assignments in 2009, the amounts listed in this column may not necessarily correspond to the amounts listed below under “Cash Compensation of Directors.”

(2)	Represents the grant date fair value of stock awards to directors in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements for the three years ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 26, 2010, for the assumptions made in determining grant date fair values. As described more fully below in “Equity Compensation of Directors”, on May 7, 2009, each director listed above received an annual grant of 1,500 restricted stock units, which will vest fully on the first anniversary date of the grant. In addition, as described more fully below in “Equity Compensation of Directors” below, on May 7, 2009, Messrs. Angiolillo, Johnson, Prather and Rowling received a grant of 3,000 restricted stock units, which will vest fully on the first anniversary date of the grant. As of December 31, 2009, non-employee directors held the following restricted stock unit awards outstanding (i.e., awards that have not fully vested): Mr. Angiolillo — 4,500; Mr. Bender — 1,500; Mr. Gaylord — 1,500; Mr. Horn — 1,500; Mr. Johnson — 4,500; Ms. Levine — 1,500; Mr. Prather — 4,500; Mr. Rose — 1,500; Mr. Roth — 1,500; and Mr. Rowling — 4,500. As of December 31, 2009, the below-listed non-employee directors had the following stock options outstanding: Mr. Bender — 17,500; Mr. Gaylord — 174,500; Mr. Horn — 37,000; Ms. Levine — 20,000; Mr. Rose — 210,000; and Mr. Roth — 25,000.

(3)	Mr. Angiolillo, Mr. Gaylord and Mr. Horn elected to defer their annual retainer for service on the Board and committees pursuant to the Company’s Director Deferred Compensation Plan described in “Cash Compensation of Directors” below. No amount is reported in this column as a result of the fact that above-market or preferential earnings are not available under such plan.

(4)	Mr. Rose served as Chairman of the Executive Committee of the Board of Directors, and received compensation for such services, pursuant to an agreement with the Company which expired on May 1, 2009. Mr. Rose then served as an at-will employee for the remainder of 2009 (which relationship continued until March 31, 2010) in addition to serving as a director of the Company, and received director fees with respect to his services as a director on a pro rated basis from May 1, 2009 to December 31, 2009, along with a payment of $5,000 for his services rendered as an at-will employee of the Company from May 1, 2009 to December 31, 2009. The amount set forth above under the heading “Fees Earned or Paid in Cash” consists of the pro rated annual retainer and per meeting fees set forth below in connection with the services rendered by Mr. Rose as a director from May 1, 2009 through December 31, 2009. The amount set forth above under the heading “All Other Compensation” represents the value of the other compensation paid to Mr. Rose and is comprised of the following: salary paid from January 1, 2009 to May 1, 2009 under the agreement described above — $24,525; payment for services rendered as an at-will employee from May 1, 2009 to December 31, 2009 — $5,000; Company 401(k) plan matching contributions — $1,163; premiums for group term life insurance not generally made available to the other officers or employees of the Company — $3,052; premiums for long-term disability insurance not generally made available to the other officers or employees of the Company — $789; car allowance — $4,555; financial counseling and tax preparation services — $15,000; executive physical examination fees — $3,998; and cost associated with personal use of the Company plane attributable to Mr. Rose (based on the aggregate incremental cost to the Company associated with such use) — $23,740.

Cash Compensation of Directors.  The Human Resources Committee reviews and recommends the compensation for directors. Directors who are not employees of the Company (and Mr. Rose) will be compensated for their service as a director during 2010 as follows:

Compensation Item	Amount

Fees Payable to All Directors
Annual Retainer	$50,000
Fees Payable to Lead Non-Management Director
Annual Retainer	20,000
Fees Payable to Audit Committee Members
Audit Committee Chair	20,000
Other Audit Committee Members	10,000
Fees Payable to Human Resources Committee Members
Human Resources Committee Chair	12,500
Other Human Resources Committee Members	7,500
Fees Payable to Nominating and Corporate Governance Committee Members
Nominating and Corporate Governance Committee Chair	12,500
Other Nominating and Corporate Governance Committee Members	7,500

The cash compensation set forth above was the same as the cash compensation paid to the Company’s directors during 2009, except that the Company began paying an annual retainer to the lead non-management director in the amount set forth above effective January 1, 2010. In addition, each non-employee director (and Mr. Rose) receives a fee of $1,500 for each meeting of the Board of Directors attended.

Pursuant to the Company’s Director Deferred Compensation Plan, non-employee directors may defer the fees described above into this plan until their retirement or resignation from the Board. Earnings on fees deferred under this plan accrue based on either, at the participant’s election, the performance of the Company’s common stock or the performance of a pre-determined investment allocation. Currently three (3) non-employee directors (Messrs. Angiolillo, Gaylord and Horn) participate in this plan.

Mr. Reed does not receive cash compensation for his service as a director. All directors are reimbursed for expenses incurred in attending meetings.

Equity Compensation of Directors.  Beginning in 2010, each non-employee director will receive, as of the date of the first board meeting following our annual meeting of stockholders, an annual grant of restricted stock units having a fixed dollar value of $75,000, based upon the fair market value of our common stock on the grant date. The restricted stock units will vest fully on the first anniversary of the date of grant, pursuant to our 2006 Omnibus Incentive Plan.

From 2007 until 2009, each newly-elected non-employee director received a grant of 3,000 restricted stock units, vesting fully on the first anniversary of the date of grant, pursuant to our 2006 Omnibus Incentive Plan, described below. In addition, from 2007 until 2009 each non-employee director received, as of the date of the first board meeting following our annual meeting of stockholders, an annual grant of 1,500 restricted stock units, vesting fully on the first anniversary of the date of grant, pursuant to our 2006 Omnibus Incentive Plan.

Until restricted stock units vest and shares of common stock are issued in conversion of the restricted stock units, the director does not have any rights as a stockholder of the Company with respect to such shares, other than the right to receive a cash payment equal to any dividends paid on the common stock. The restricted stock units permit a director to defer the issuance of the common stock to be issued upon conversion of the restricted stock units to a specific date in the future or until the director’s date of retirement from the Board of Directors, whichever comes first. Shares of common stock issued upon conversion of restricted stock units must be held until six months after the conclusion of a director’s service on the Board of Directors.

Prior to 2007, newly-elected non-employee directors received a one-time grant of a non-qualified stock option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the grant date (as defined under the terms of the applicable equity incentive plan), vesting ratably over a four-year period, with one-fourth vesting annually beginning the first year after the date of grant. In addition, prior to 2007, each non-employee director received, as of the date of the first board meeting following our annual meeting of stockholders, an annual grant of a non-qualified stock option to purchase 5,000 shares of common stock, at an exercise price equal to the fair market value of our common stock on the grant date (as defined under the terms of the applicable equity incentive plan), vesting on the first anniversary of the award date. These options generally had a term of ten years.

Director Stock Ownership Guidelines.  In 2006, the Board of Directors adopted stock ownership guidelines for non-employee directors. The guidelines provide that directors must hold a minimum of 5,000 shares of our common stock, with a five-year time period from the date of adoption of the guidelines in which to comply with such requirement. Unvested shares of restricted stock or shares of common stock issuable upon conversion of outstanding restricted stock units will be credited toward this requirement.

COMMUNICATIONS WITH MEMBERS OF THE BOARD

Direct Communications with Board Members

Stockholders, employees and other parties interested in communicating directly with members of the Board of Directors (including our non-management directors) may do so by writing to Corporate Secretary, Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214. As set forth in the Corporate Governance Guidelines, the Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. In addition, stockholders, employees and other interested parties may communicate directly with the lead non-management director (Mr. Ralph Horn), individual non-management directors or the non-management directors as group by email at boardofdirectors@gaylordentertainment.com.

Reporting of Ethical Concerns to the Audit Committee of the Board

The Audit Committee of the Board of Directors has established procedures for employees, stockholders, vendors or others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the Audit Committee, which has responsibility for these matters. Matters may be reported as follows:

•	if you are an employee, contact your manager or human resources representative first (unless the matter involves such person)

•	or contact our General Counsel:

Carter R. Todd
One Gaylord Drive
Nashville, TN 37214
615-316-6186

•	or call the Ethics Hot Line at 1-888-736-9830 — on an identified or anonymous basis.

TRANSACTIONS WITH RELATED PERSONS

Since the beginning of the Company’s last fiscal year, there were no related person transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, other than the settlement agreements with TRT Holdings, Inc. and GAMCO Asset Management, Inc. (each of which owns greater than five percent of the Company’s common stock), as described under “Agreements with Respect to Director Nominations” above. These agreements were negotiated third-party transactions and were reviewed and negotiated by the Company’s legal department and approved by the Company’s full Board of Directors, including each member of the Audit Committee.

Our policies and procedures for the review, approval or ratification of related person transactions (including those required to be disclosed under Item 404(a) of Regulation S-K) are outlined in the charter of the Audit Committee of the Board of Directors and are as follows: Possible related person transactions are first screened by the Company’s legal department for materiality and then sent to the Audit Committee of the Board for review, discussion with the Company’s management and independent registered public accounting firm and approval. In its discretion, the Audit Committee may also consult with the Company’s legal department or external legal counsel. Audit Committee review and approval of related person transactions would be evidenced in the minutes of the applicable Audit Committee meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 16, 2010 (unless otherwise noted) for:

•	each of our directors;

•	each of our named executive officers (the executive officers named in the Summary Compensation Table below);

•	each person who is known by us to beneficially own more than five percent of the outstanding shares of our common stock; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 47,040,887 shares outstanding as of March 16, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by certain family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of March 16, 2010 or the vesting of restricted stock units which are scheduled to vest within 60 days of March 16, 2010 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. Unless otherwise indicated, the address for each person listed in the table is our principal office.

	Number of Shares		Percent
Name	Owned		of Class

Glenn J. Angiolillo, Director	4,500	(1)	*
Michael J. Bender, Director	22,000	(2)	*
E. K. Gaylord II, Director	419,674	(3)	*
Ralph Horn, Director	55,500	(4)	*
David W. Johnson, Director	4,500	(5)	*
Ellen Levine, Director	24,500	(6)	*
Robert S. Prather, Jr., Director	4,500	(7)	*
Colin V. Reed, Director and Named Executive Officer	1,312,747	(8)	2.7%
Michael D. Rose, Director	266,299	(9)	*
Michael I. Roth, Director	32,140	(10)	*
Robert B. Rowling, Director	6,374,530	(11)	13.6%
David C. Kloeppel, Named Executive Officer	332,057	(12)	*
Mark Fioravanti, Named Executive Officer	98,464	(13)	*
Richard A. Maradik, Named Executive Officer	0	(14)	*
Carter R. Todd, Named Executive Officer	2,500	(15)	*
John P. Caparella, Named Executive Officer [Resigned in July 2009]	213,818	(16)	*
T. Rowe Price Associates, Inc.	6,154,700	(17)	13.1%
Columbia Wanger Asset Management, L.P.	5,703,200	(18)	12.1%
GAMCO Asset Management, Inc.	5,366,439	(19)	11.4%
Cohen & Steers, Inc.	3,167,044	(20)	6.7%
Executive officers and directors as a group (17 persons)	9,245,716	(21)	18.9%

*	Less than 1%

(1)	Consists of shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 16, 2010.

(2)	Includes 17,500 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2010. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 16, 2010.

(3)	Includes 174,500 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2010. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 16, 2010.

(4)	Includes 37,000 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2010. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 16, 2010.

(5)	Consists of shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 16, 2010.

(6)	Includes 20,000 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2010. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 16, 2010.

(7)	Consists of shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 16, 2010.

(8)	Includes 845,000 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2010. Includes 385,242 shares credited to Mr. Reed’s SERP, as defined below (each of which is the economic equivalent of one share of the Company’s common stock and is payable solely in shares of common stock following Mr. Reed’s termination of employment with the Company). Mr. Reed does not have voting power or investment power with respect to the shares credited to Mr. Reed’s SERP, and his sole right with respect to these shares is to receive some or all of these shares upon termination of his employment in accordance with the terms of Mr. Reed’s employment agreement, depending upon the nature of such termination. See “Nonqualified Deferred Compensation-Supplemental Executive Retirement Plan” for a further discussion of Mr. Reed’s SERP shares. Does not include 170,000 shares of common stock issuable upon the vesting of time-based restricted stock unit awards (with a performance-based acceleration feature which was not met) granted in 2003, which will vest on December 31, 2011 or upon termination of Mr. Reed’s employment, whichever occurs first. Does not include 182,000 shares of common stock issuable upon the vesting of performance-based restricted stock unit awards granted on February 4, 2008. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a further discussion of these performance-based restricted stock unit awards. Does not include 54,500 shares of common stock issuable upon the vesting of time-based restricted stock unit awards granted on February 3, 2010. See “Compensation Discussion and Analysis-Compensation Decisions for 2010” for a further discussion of these restricted stock unit awards.

(9)	Includes 210,000 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2010. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 16, 2010.

(10)	Includes 25,000 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2010. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 16, 2010.

(11)	Based upon information set forth in Amendment No. 5 to Schedule 13D, filed with the Securities and Exchange Commission on December 11, 2009, by TRT Holdings, Inc. and Robert B. Rowling. Mr. Rowling indirectly owns all of the shares of the Company held by TRT Holdings, Inc. due to his ownership of all of the shares of Class B Common Stock of TRT Holdings, Inc. TRT Holdings, Inc. has sole voting and dispositive power with respect to 6,370,030 shares. The address for TRT Holdings, Inc. is 600 East Las Colinas Blvd., Suite 1900, Irving, Texas 75039. The ownership amount also includes 4,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 16, 2010.

(12)	Includes 295,000 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2010. Does not include 75,000 shares of common stock issuable upon the vesting of performance-based restricted stock unit awards granted on February 4, 2008, as well as 43,500 shares of common stock issuable upon the vesting of time-based restricted stock unit awards granted on June 22, 2009. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a further discussion of these restricted stock unit awards. Does not include 35,000 shares of common stock issuable upon the vesting of time-based restricted stock unit awards granted on February 3, 2010. See “Compensation Discussion and Analysis-Compensation Decisions for 2010” for a further discussion of these restricted stock unit awards.

(13)	Includes 73,500 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2010. Does not include 20,000 shares of common stock issuable upon the vesting of performance-based restricted stock unit awards granted on February 4, 2008, as well as 11,000 shares of common stock issuable upon the vesting of time-based restricted stock unit awards granted on June 22, 2009. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a further discussion of these restricted stock unit awards. Does not include 12,000 shares of common stock issuable upon the vesting of time-based restricted stock unit awards granted on February 3, 2010. See “Compensation

Discussion and Analysis-Compensation Decisions for 2010” for a further discussion of these restricted stock unit awards.

(14)	Does not include 20,000 shares of common stock issuable upon the vesting of performance-based restricted stock unit awards granted on February 4, 2008, as well as 8,000 shares of common stock issuable upon the vesting of time-based restricted stock unit awards granted on June 22, 2009. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a further discussion of these restricted stock unit awards. Does not include 10,000 shares of common stock issuable upon the vesting of time-based restricted stock unit awards granted on February 3, 2010. See “Compensation Discussion and Analysis-Compensation Decisions for 2010” for a further discussion of these restricted stock unit awards.

(15)	Consists of shares issuable upon the exercise of options exercisable within 60 days of March 16, 2010. Does not include 20,000 shares of common stock issuable upon the vesting of performance-based restricted stock unit awards granted on February 4, 2008. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a further discussion of these restricted stock unit awards. Does not include 10,000 shares of common stock issuable upon the vesting of time-based restricted stock unit awards granted on February 3, 2010. See “Compensation Discussion and Analysis-Compensation Decisions for 2010” for a further discussion of these restricted stock unit awards.

(16)	Consists of 27,652 shares of common stock which, to the knowledge of the Company, are owned by Mr. Caparella and 186,166 shares of common stock issuable upon the exercise of options. Does not include 25,000 shares of common stock issuable upon the vesting of performance-based restricted stock unit awards granted on February 4, 2008. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a further discussion of these restricted stock unit awards.

(17)	Based on information set forth in Amendment No. 3 to Schedule 13G, filed with the Securities and Exchange Commission on February 12, 2010. These securities are owned by various individual and institutional investors (including T. Rowe Price Mid-Cap Growth Fund, Inc., which owns 2,800,000 shares, representing 6.0% of the shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates and its affiliates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(18)	Based on information set forth in Amendment No. 3 to Schedule 13G, filed with the Securities and Exchange Commission on February 9, 2010 by Columbia Wanger Asset Management, L.P. (“CWAM”). CWAM has sole voting power with respect to 5,377,500 shares and sole dispositive power with respect to 5,703,200 shares. The shares listed include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by CWAM. The address for CWAM is 227 West Monroe Street, Suite 300, Chicago, Illinois 60606.

(19)	Based upon information set forth in Amendment No. 35 to Schedule 13D, filed with the Securities and Exchange Commission on November 9, 2009, jointly by GGCP, Inc. (“GGCP”), Mario J. Gabelli, Gabelli Funds, LLC (“Gabelli Funds”), Teton Advisors, Inc. (“Teton Advisors”), GAMCO Asset Management Inc. (“GAMCO”), Gabelli Investors, Inc. (“GBL”) and Gabelli Securities, Inc. (“GSI”). GGCP is the controlling shareholder of GBL. GBL is the parent company of GAMCO and GSI. GAMCO, Gabelli Funds and Teton Advisors are registered investment advisors. Mario J. Gabelli is the majority stockholder and Chief Executive Officer of GGCP and Chairman and Chief Executive Officer of GBL, and he is also deemed to be the controlling shareholder of Teton Advisors through his control of GGCP. Gabelli Funds has sole voting and dispositive power with respect to 1,095,370 shares. GAMCO has sole voting power with respect to 4,028,569 shares and sole dispositive power with respect to 4,263,069 shares. GSI has sole voting and dispositive power with respect to 4,000 shares. Teton Advisors has sole voting and dispositive power with respect to 4,000 shares. The address for all of these persons is One Corporate Center, Rye, New York 10580.

(20)	Based on information set forth in Schedule 13G, filed with the Securities and Exchange Commission on February 12, 2010 by Cohen & Steers, Inc. (“CSI”). CSI has sole voting power with respect to 2,652,334 shares and sole dispositive power with respect to 3,167,044 shares. The shares listed include shares held by Cohen & Steers Capital Management, Inc. (“CSCM”) and Cohen & Steers Europe S.A. (“CSE”). CSI has a 100% interest in CSCM, which is a registered investment advisor. CSI and CSCM together hold a 100% in CSE, which is a registered investment advisor. The principal address for CSI and CSCM is 280 Park Avenue, 10th Floor, New York, New York 10017. The principal address for CSE is Chausee de la Hulpe 116, 1170 Brussels, Belgium

(21)	Includes 1,959,066 shares issuable upon the exercise of options exercisable within 60 days of March 16, 2010. Includes 385,242 shares credited to Mr. Reed’s SERP as noted above. Does not include 696,000 shares of common stock issuable upon the vesting of restricted stock unit awards that do not vest within 60 days of March 16, 2010. Includes the shares attributable to Mr. Caparella listed in footnote (16) above.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis reviews the objectives and elements of our executive compensation program and discusses the 2009 compensation decisions regarding our named executive officers:

•	Colin V. Reed — Chairman and Chief Executive Officer

•	David C. Kloeppel — President and Chief Operating Officer

•	Mark Fioravanti — Senior Vice-President and Chief Financial Officer

•	Richard A. Maradik — Senior Vice-President and Chief Marketing Officer

•	Carter R. Todd — Executive Vice-President, Secretary and General Counsel

•	John P. Caparella — Former Executive Vice-President and Chief Operating Officer, Gaylord Hotels

2009 Compensation Decisions

We are a lodging and hospitality company focusing on the large group meetings segment of the hospitality industry. The Human Resources Committee (the “Committee”) of the Board reviewed our financial performance in 2009, particularly noting that our earnings per share, or EPS, performance exceeded the minimum level established by the Committee and that our financial performance compared favorably to other lodging and hospitality companies. The Committee then made the following key compensation actions in 2009:

•	Base Salaries: No regular annual merit increases were given in 2009 to director-level and above employees, including the named executive officers, in light of the difficult and unpredictable economic and industry conditions that existed in 2009. Mr. Kloeppel, Mr. Fioravanti and Mr. Maradik did receive an increase in their base salaries in 2009 in connection with their appointment to new positions with additional responsibilities.

•	Annual Cash Incentive Compensation. As a result of our financial and operating performance in 2009, the named executive officers received annual cash incentive compensation at a level slightly above the “threshold” performance level set by the Committee.

•	Long-Term Equity Incentive Compensation. Due to the nature of the long-term equity incentive awards made in 2008, no annual long-term equity incentive awards were made to the named executive officers in 2009. Mr. Kloeppel, Mr. Fioravanti and Mr. Maradik did receive additional long-term equity incentive awards in 2009 in connection with their appointment to new positions with additional responsibilities.

Compensation Philosophy

Role of the Human Resources Committee

The Committee establishes and monitors compliance with our compensation philosophy. The Committee makes sure that the total compensation paid to our named executive officers and our other executives is fair, reasonable and competitive. The Committee also oversees the Board’s and management’s evaluation of the performance of the named executive officers and administration of our cash- and equity-based incentive plans. The Committee acts under a written charter adopted by the Committee and the Board, which is reviewed at least annually by the Committee. You can view the charter on our website, www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page).

The Committee is comprised solely of “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities and Exchange Act of 1934, as amended, “outside directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined in Section 303A.02 of the New York Stock Exchange corporate governance listing standards. The Nominating and Corporate Governance Committee of our Board determines independence and recommends Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee.

The Decision-Making Process and the Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for our named executive officers. Our Chief Executive Officer annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Committee). Recommendations based on these reviews are discussed with the Committee. The Committee then discusses and approves compensation for each named executive officer, based on such factors as the compensation analysis performed by the Committee’s external compensation consultant, the Chief Executive Officer’s assessment of individual performance and our performance. Since 2007, the Committee has engaged Towers Watson & Co., formerly Watson Wyatt & Company (“Towers Watson”), to assist it in reviewing our compensation strategies and plans.

The process is similar for determining compensation for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then meets in executive session to discuss and set his compensation, based on the compensation analysis performed by the Committee’s external compensation consultant and the Committee’s assessment of the Chief Executive Officer’s performance and our performance.

Compensation Objectives

Our executive compensation program is designed to achieve the following key objectives:

•	Attract and Retain highly qualified executives by providing competitive pay for each position, based on compensation levels at other similarly-sized companies and other hospitality companies.

•	Pay for Performance by providing appropriate incentives for each executive to achieve our financial goals and to achieve the relevant goals established for that executive.

•	Align Executive and Stockholder Interests by rewarding performance that enhances long-term stockholder value.

The Committee believes that a compensation program with these objectives is the most effective type of executive compensation program for the Company.

Compensation Programs for 2009

In determining total compensation for 2009, the Committee assessed the performance, responsibilities, expectations and experience of each named executive officer. The Committee also reviewed data provided by

Towers Watson derived from several broad-based market-wide studies. This includes data from nationally recognized surveys prepared by Towers Watson and other third-party consultants in order to obtain a general understanding of current compensation practices. These market-wide studies were comprised of companies operating in various markets and industries (excluding financial companies) with an annual revenue size comparable to our revenue size. When preparing the data derived from these studies delivered to the Committee, Towers Watson used a regression analysis to adjust for differences in the size of the surveyed companies compared to us. The revenue regression used to determine comparative market levels for us from published data sources was $930 million. In addition, for purposes of structuring our compensation program, the Committee also approved a peer group of companies and reviewed data compiled by Towers Watson regarding the structure of compensation programs at those companies, which were:

•	Choice Hotels International, Inc.

•	Host Hotels & Resorts, Inc.

•	Interstate Hotels & Resorts, Inc.

•	Las Vegas Sands Corp.

•	Marriott International, Inc.

•	Royal Caribbean Cruises Ltd.

•	Starwood Hotels & Resorts Worldwide, Inc.

•	Strategic Hotels & Resorts, Inc.

•	Vail Resorts, Inc.

•	Wyndham Worldwide Corp.

This peer group was selected because of each company’s industry classification, size and existence of publicly available data with respect to such companies. The median size of the peer group was $3.6 billion in revenue. Due to the overall size of the peer group, this information was used for purposes of structuring our compensation program only, and the published survey data was used primarily to understand market-competitive levels of pay. Together these two sources of data helped inform the Committee’s decisions on compensation but did not dictate the compensation actually paid to our named executive officers.

Target Total Compensation

In 2009, the Committee attempted to provide a total compensation package to each named executive officer that was competitive based on current compensation practices and that was generally between the 50th and 75th percentile of total compensation based on the data derived from the market-wide studies noted above (using a regression analysis to adjust for differences between our size and the size of the surveyed companies). In setting total compensation for each named executive officer, the Committee also confirmed that the individual performance of each named executive officer did not merit a lower level of total compensation.

In 2009, the named executive officers’ total compensation package consisted of three primary elements:

•	Base Salary, which was intended to guarantee cash compensation at a level appropriate for the named executive officer’s experience and responsibilities;

•	Annual Cash Incentive Compensation, which primarily reflected our financial performance, in accordance with the goals established by the Committee; and

•	Long-Term Equity Incentive Compensation, which was designed to align the interests of the named executive officers and our stockholders.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Committee reviews information provided by its compensation consultant to determine the appropriate level and mix of incentive compensation. Historically, the Committee has granted a majority of total compensation to the named executive officers in the form of incentive compensation.

Base Salary

We seek to provide base salaries for our named executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities.

We also seek to provide base salaries that are competitive with comparable positions at other companies, using the market surveys described above for guidance.

In February 2009, the Committee reviewed the base salary to be paid to the named executive officers for the 2009 fiscal year. In making its decisions, the Committee considered the ongoing economic recession, the difficult operating environment in the hospitality industry and the equity market decline that adversely affected our stock price. The Committee also considered the aggressive cost containment methods that we were implementing as part of our business strategy. Finally, the Committee assessed the impact of the recent base salary increase given to Mr. Kloeppel as a result of his appointment as our President in November 2008.

As a result of its evaluation, the Committee determined that the base salaries of the named executive officers should not be increased but should remain at 2008 levels, which were:

Name	Base Salary

Colin V. Reed	$910,000
David C. Kloeppel	625,000
Mark Fioravanti	275,000
Richard A. Maradik	300,000
Carter R. Todd	300,000
John P. Caparella	500,000	(1)

(1)	Base salary in effect prior to Mr. Caparella’s resignation from his position as Executive Vice President and Chief Operating Officer, Gaylord Hotels on July 1, 2009.

On June 22, 2009, Mr. Kloeppel, Mr. Fioravanti and Mr. Maradik received the following base salary increases in connection with their appointment to new positions with additional responsibilities:

•	we increased the annual base salary of Mr. Kloeppel, who became our Chief Operating Officer, by $75,000;

•	we increased the annual base salary of Mr. Fioravanti, who became our Chief Financial Officer, by $75,000; and

•	we increased the annual base salary of Mr. Maradik, who became our Chief Marketing Officer, by $25,000.

The Committee made these decisions after reviewing base salaries for comparable positions at other companies, guided by the market surveys described above. After these increases, the annual base salary rates for our named executive officers in effect for the remainder of 2009 were:

Name	Base Salary

Colin V. Reed	$910,000
David C. Kloeppel	700,000
Mark Fioravanti	350,000
Richard A. Maradik	325,000
Carter R. Todd	300,000

Annual Cash Incentive Compensation

Plan Design.  The Company’s named executive officers and other employees participate in our cash incentive plan in accordance with stockholder-approved criteria specified in our omnibus incentive plans. Our annual cash incentive plan is designed to motivate the named executive officers by directly linking the payment of cash incentive compensation to the attainment of designated financial goals. The annual cash incentive compensation paid to the named executive officers in 2009 was based on the level of achievement of Company earnings per share, or EPS, calculated in accordance with generally accepted accounting principles

(subject to adjustment by the Committee as described below). The Committee selected EPS because it is one of the principal tools used by our management and our investors in evaluating our financial performance.

In determining whether the named executive officers met their designated EPS goals, the Committee made certain adjustments to this calculation in order to take into account certain extraordinary or unusual transactions or events as set forth in our 2006 Omnibus Incentive Plan which caused this calculation to more accurately reflect our actual performance. The Committee also may lower the amount of, or not award, annual cash incentive compensation otherwise payable to a named executive officer if the officer does not attain a minimum-level annual performance rating.

2009 Performance Goals.  In February 2009, the Committee established the following performance goals for our annual cash incentive plan for 2009:

•	“Threshold” Performance Goal: the goal meriting payment of the minimum cash incentive award opportunity established by the Committee. For 2009, the Committee set the “threshold” performance goal at EPS of ($0.037).

•	“Target” Performance Goal: the goal meriting payment of the target cash incentive award opportunity established by the Committee. For 2009, the Committee set the “target” performance goal at EPS of $0.336.

•	“Stretch” Performance Goal: the goal meriting payment of the maximum cash incentive award opportunity established by the Committee. For 2009, the Committee set the “stretch” performance goal at EPS of $0.675.

The Committee set the EPS “target” performance goal at our projected EPS level for 2009, as the Committee believed that achieving this goal would represent a significant step in meeting our long-term strategic and financial objectives. In choosing this goal, the Committee considered the general economic climate expected in 2009, the expected conditions in the hospitality industry during 2009 and our expected financial results during 2009. In setting the “threshold,” “target” and “stretch” performance goals for 2009, the Committee attempted to ensure that the relative level of difficulty of achieving these levels was generally consistent with prior years.

In February 2009, the Committee also approved the following potential bonus award opportunities (set as a percentage of base salary) under the cash incentive plan for each named executive officer for 2009:

	Percentage of Base Salary Payable Upon
	Achievement of EPS Performance
	Threshold	Target	Stretch
	Performance	Performance	Performance
	Goal	Goal	Goal

Colin V. Reed	50%	100%	200%
David C. Kloeppel	45%	90%	180%
Other Named Executive Officers(1)	30%	60%	120%

(1)	Mr. Caparella’s bonus award opportunities (as a percentage of base salary) were set at: threshold — 37.5%; target — 75%; and stretch — 150%. His bonus award opportunities were based on a combination of Company adjusted EPS and designated financial and operational goals for our Gaylord Hotels operating division. No amounts were paid to Mr. Caparella and these performance criteria were not evaluated as a result of his resignation from his position as Executive Vice President and Chief Operating Officer, Gaylord Hotels on July 1, 2009.

The percentage of salary awarded for performance falling between the “threshold” and “target” goals and the “target” and “stretch” goals is based on actual results achieved using interpolation.

2009 Cash Incentive Awards.  In analyzing our results for the purpose of determining the extent to which annual cash incentive plan compensation had been earned, the Committee determined that EPS calculated in accordance with generally accepted accounting principles should be adjusted downward so that our financial results did not benefit from certain one-time gains, which included gains from our repurchase of debt and the receipt of tax increment financing payments for one of our entertainment properties. The Committee also determined that eliminating these items from the EPS calculation should be offset by including certain non-recurring losses from EPS calculated in accordance with generally accepted accounting principles, which consisted of, among other items, an impairment charge associated with a non-core business, costs related to the resolution of our shareholder issues described under “Agreements with Respect to Director Nominations” above and employee severance costs.

Based on this analysis, the Committee determined that the level of achievement for purposes of our annual cash incentive compensation plan was EPS of ($0.0000), which exceeded the “threshold” performance goal established by the Committee. Using straight-line interpolation based upon the amount by which our EPS (as adjusted by the Committee) exceeded the “threshold” performance goal but was less than the “target” performance goal, the cash incentive award payable to our named executive officers would have been approximately 55% of the “target” percentage of each named executive officer’s base salary. Based upon the difficult operating environment we faced in 2009, the aggressive cost containment measures we implemented during the year and our favorable performance in 2009 compared to other hospitality companies, the Committee decided to award an additional bonus to our named executive officers that brought the total cash incentive awards payable to each officer to approximately 60% of the “target” percentage of the officer’s base salary. Accordingly, the annual cash incentive compensation awards made to each named executive officer for 2009 were:

Annual Cash
Incentive
Name	Compensation

Colin V. Reed	$546,000
David C. Kloeppel	358,915
Mark Fioravanti	113,277
Richard A. Maradik	112,759
Carter R. Todd	108,000

The Committee also reviewed the annual performance rating of each named executive officer and verified that each named executive officer met the minimum-level performance rating. As a result, the Committee did not exercise its discretion to lower the annual cash incentive awards to the named executive officers.

Long-Term Equity Incentive Compensation

Program Design.  The Committee believes that a powerful way to align the long-term interests of the named executive officers with those of our stockholders is to award equity-based compensation, which may take the form of stock options, restricted stock, restricted stock unit awards or other equity-based awards pursuant to the terms of our omnibus incentive plans. A significant percentage of each named executive officer’s targeted total compensation is allocated to incentive compensation, including equity-based incentive compensation.

In February 2008 the Committee implemented a long-term incentive compensation program which was primarily intended to provide competitive equity-based awards tied to the achievement of designated financial goals over the 2008-2011 fiscal years, while also emphasizing continued employment through 2011. The Committee was particularly concerned about the competitive market for executive talent in the hospitality industry which existed at the time of program implementation. This compensation program provided for the “front-loading” of restricted stock unit awards and stock options which normally would have been granted to the named executive officers over the 2008 through 2011 fiscal years. The primary components of the compensation program were:

•	Performance-Based Restricted Stock Units, vesting on February 4, 2012 in an amount based on the following combination of our cumulative cash earnings per share compound annual growth rate (“Cash

EPS CAGR”) over the 2008 through 2011 fiscal years and our consolidated cash flow compound annual growth rate (“CCF CAGR”) over the 2008 through 2011 fiscal years:

	2008-2011 Cash EPS CAGR(1)
	<10% Cash	10%-20% Cash	> 20% Cash
	EPS CAGR	EPS CAGR	EPS CAGR
Percentage of	50%	75%	100%	>20% CCF CAGR	2008-
performance-based restricted stock units	25%	50%	75%	10%-20% CCF CAGR	2011 CCF
that vest	0%	25%	50%	<10% CCF CAGR	CAGR(2)

(1)	The Company’s cash earnings per share is a non-GAAP financial measure which, as defined in the Company’s long-term incentive plan, is calculated by dividing (i) the Company’s adjusted EBITDA less cash interest plus interest income by (ii) the Company’s fully-diluted outstanding shares using the treasury method. Adjusted EBITDA is a non-GAAP financial measure which equals operating income plus depreciation and amortization. This measure is used by the Company because the Company believes it is an accurate measure of the underlying performance of the Company’s business that is consistent with the interests of our stockholders and that eliminates the potentially distorting effects of certain unusual items that do not affect our ongoing operations, such as gains on the sales of assets or the earnings impact of other capital transactions. Cash earnings per share should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income or cash from operations).

(2)	Consolidated cash flow is a non-GAAP financial measure which, as defined in the Company’s performance-based restricted stock unit agreements, equals adjusted EBITDA plus pre-opening expenses, non-cash lease expenses and other gains & losses. Adjusted EBITDA is a non-GAAP financial measure which equals operating income plus depreciation and amortization. This measure is used by the Company because it is one of the principal tools used by the Company’s management in evaluating the operating performance of the Company’s business. Consolidated cash flow should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income or cash from operations).

The Committee made the following performance-based restricted stock unit awards to each named executive officer on February 4, 2008:

Number of
Performance-Based Restricted
Name	Stock Unit Awards

Colin V. Reed	182,000
David C. Kloeppel	75,000
Mark Fioravanti	20,000
Richard A. Maradik	20,000
Carter Todd	20,000
John P. Caparella	75,000 (1)

(1)	In connection with his resignation, Mr. Caparella will be eligible to receive up to 25,000 shares of common stock issued upon vesting of the performance-based restricted stock units if the applicable performance criteria are met. The remainder of the performance-based restricted stock units were forfeited by Mr. Caparella upon his resignation.

•	Premium-Priced Time-Based Stock Options, with delayed vesting and with an exercise price exceeding the market price of our common stock on the date of grant. The Committee made the following option awards to each named executive officer on February 4, 2008:

	Premium-Priced
	Time-Based Vesting Stock	Exercise
Name	Option Grant(1)	Price(2)

Colin V. Reed	275,000	$38.00
David C. Kloeppel	115,000	$38.00
Mark Fioravanti	25,000	$38.00
Richard A. Maradik	25,000	$38.00
Carter R. Todd	25,000	$38.00
John P. Caparella	115,000 (3)	$38.00

(1)	The stock option awards were to vest ratably in 1/3 annual increments beginning on February 4, 2010.

(2)	The exercise price of the stock option awards were set at a premium to the fair market value of our common stock, which had a closing market price of $31.02 on the day preceding the grant date.

(3)	In connection with his resignation, Mr. Caparella retained the ability to exercise 2/3 of these stock options until July 1, 2011 and forfeited the remaining 1/3 of these options.

2009 Incentive Compensation Decisions.  At its February 2009 meeting the Committee reviewed the status of our long-term incentive compensation program. The Committee noted that, based on current projections, it was unlikely that the full amount of the performance-based restricted stock unit awards granted in 2008 would be realized by the named executive officers. The Committee also noted that, based on current market prices, it was uncertain whether the market value of our common stock would ultimately exceed the exercise price of the time-based stock option awards granted in 2008, especially given the fact that the option awards were priced at a premium to the then-current market price of our common stock. The Committee was of the view that if these conditions continued, the current incentive compensation program would not serve its intended purposes. However, primarily due to the continuing uncertainty in our operating environment and the existing equity market volatility, the Committee elected not to revise the current incentive compensation program for 2009. Accordingly, the Committee made no additional annual equity incentive compensation awards to the named executive officers for 2009.

In connection with their appointment to new positions with additional responsibilities on June 22, 2009, as described above, Mr. Kloeppel, Mr. Fioravanti and Mr. Maradik each received an additional grant of time-based restricted stock unit awards and stock options, as set forth below:

	Number of
	Time-Based Restricted	Number of Stock	Stock Option
Name	Stock Unit Awards(1)	Option Awards(2)	Exercise Price

David C. Kloeppel	43,500	59,000	$12.47
Mark Fioravanti	11,000	15,000	$12.47
Richard A. Maradik	8,000	10,500	$12.47

(1)	Restricted stock unit awards vest ratably over a four year period, with one-fourth vesting annually beginning on the first anniversary of the date of grant.

(2)	Stock option awards vest ratably over a four-year period, with one-fourth vesting annually beginning on the first anniversary of the date of grant, and have a 10-year term.

The Committee made its decisions based on a review of total compensation for comparable positions at other companies, guided by the market surveys described above. The Committee elected to utilize time-based awards due to the difficulty in establishing long-term performance goals in the current economic and market environment.

Other Compensation Elements in 2009

Employment Agreements.  We have entered into employment agreements with each of the named executive officers which have an initial two-year term, with automatic renewal terms of two years each (unless either party provides the other with prior notice of non-renewal). The terms of the employment agreement for each named executive officer, including a description of required severance and/or change of control payments in designated circumstances, are more fully described under “Potential Payments on Termination or Change of Control” below.

Retirement Plans.  We currently maintain a tax-qualified 401(k) retirement savings plan (the “401(k) Savings Plan”). The 401(k) Savings Plan enables our employees to contribute a portion of their annual salary, subject to a limit prescribed by the Internal Revenue Service (the “IRS”), to the 401(k) Savings Plan on a before-tax basis. Our named executive officers, along with certain other highly compensated employees, may contribute the lesser of up to 40% of annual salary on a before-tax basis or an IRS-prescribed limit. We make matching contributions of 100% of each participant’s contributions, up to four percent of the participant’s pay, which are fully vested upon contribution.

Participants in the 401(k) Savings Plan may choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, plus a Company stock fund. Participants can daily change their investment selections prospectively by contacting the 401(k) Savings Plan’s trustee.

In addition to the 401(k) Savings Plan, the named executive officers, in addition to certain other eligible executive officers, are entitled to participate in an unfunded, unsecured deferred compensation plan (the “Supplemental Deferred Compensation Plan”). Deferrals of compensation under the Supplemental Deferred Compensation Plan by each named executive officer and our matching obligations are discussed in further detail under “Nonqualified Deferred Compensation” below. We believe that this plan provides an important retirement savings vehicle for senior executive officers.

We have also agreed to pay Mr. Reed a supplemental executive retirement benefit (“SERP”). This benefit, which is discussed in more detail under “Nonqualified Deferred Compensation” below, was in the Committee’s view essential to attracting Mr. Reed to employment with us and has proved valuable in securing his extended employment as well.

In early November 2008, Mr. Reed began discussions with us regarding his desire to increase his personal investment in our common stock given Mr. Reed’s belief that, at then current trading prices, our common stock was substantially undervalued. Specifically, Mr. Reed expressed his desire that he be allowed to choose an investment in our common stock as an investment alternative for the SERP benefit established pursuant to his employment agreement (Mr. Reed at the time had the right to designate one or more mutual funds as the investment alternative for his SERP benefit). The Committee discussed Mr. Reed’s request and the extent which the Committee might be willing to accommodate such request given our goals of limiting dilution and mitigating any impact on our results of operations as a result of changes in value in the common stock. At the conclusion of this discussion, the Committee expressed its view that it would be willing to consider an amendment to Mr. Reed’s employment agreement pursuant to which Mr. Reed would be offered the opportunity to elect that the SERP benefit would be invested in shares of our common stock through open market purchases of common stock by a rabbi trust. The Board of Directors later discussed the deliberations of the Committee and noted their support for the possible amendment. On December 18, 2008, following approval by the Committee and the Board of Directors, we agreed to amend Mr. Reed’s employment agreement. The amendment provided Mr. Reed with the option of making an irrevocable election to invest his SERP benefit in our common stock, which election Mr. Reed has since made. The investment was subsequently made by a rabbi trust to which we transferred cash in an amount equal to the then current balance of the SERP benefit. In January 2009, the independent trustee of the rabbi trust purchased a total of 385,242 shares of our common stock in the open market in compliance with applicable law.

Perquisites and Other Personal Benefits.  We provide the named executive officers with a limited number of perquisites and other personal benefits whose primary purpose is to minimize distractions from the executives’ attention to important Company initiatives. The Committee believes the perquisites and other personal benefits provided to the named executive officers are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.

We provide the following perquisites to the named executive officers, all of which are quantified in the Summary Compensation Table below:

•	Reimbursement for financial counseling and tax preparation, car allowance and additional life and disability insurance benefits not available to all employees generally. We believe these benefits enable us to be competitive in the market for executive talent and allow the named executive officers to devote additional time and energy to our business.

•	In the case of the Chief Executive Officer and the President, limited personal use of our aircraft. We believe that this benefit provides better security for these named executive officers and allows them to devote additional time to our business. If the named executive officer’s spouse or other guest accompanies him, that person’s personal use of the aircraft is considered a personal benefit to him. This benefit is taxable to the named executive officer in accordance with Internal Revenue Service regulations.

•	Reimbursement for physical examinations. This benefit is intended to encourage executives to protect their health.

2009 Stock Option Cancellation.  On August 6, 2009, we entered into stock option cancellation agreements with certain members of our senior management team, including each named executive officer other than Mr. Caparella, pursuant to which these individuals surrendered and cancelled certain previously granted stock options to purchase shares of our common stock in order to make additional shares available under our 2006 Omnibus Incentive Plan for future equity grants to our employees. Pursuant to the terms of the cancellation agreements, we and each of these individuals acknowledged and agreed that the surrender and cancellation of the cancelled options was without any expectation to receive, and was without any obligation on our part to pay or grant, any cash, equity awards or other consideration presently or in the future in regard to the cancellation of the cancelled options. The cancelled options that were surrendered had exercise prices that ranged from $38.00 to $56.14 per share.

Compensation Decisions for 2010

At its February 3, 2010 meeting, the Committee reviewed the compensation to be paid to the named executive officers for the 2010 fiscal year in light of the continuing economic difficulties faced by us and the hospitality industry as a whole in recent years and which, the Committee believes, would continue in 2010. In making its decisions, the Committee also considered the substantial volatility in the United States equity markets and in our stock price over recent months. These events have significantly affected our stockholders, as well as our named executive officers who, due to the emphasis in our compensation program on performance-based equity compensation and the accumulation and holding of prior equity grants, have substantial holdings in our stock. While the Committee took into account our proactive response to the market downturn by reducing expenses and spending, which had a positive impact on our financial results in 2009, the Committee also took into account its belief that the difficult financial market and poor economic outlook will not improve in the short term.

Base Salary

In assessing the base salary to be paid to the named executive officers for the 2010 fiscal year, the Committee reviewed the factors described above. The Committee also considered the impact of recent base salary increases given to several of the named executive officers in late 2008 and in 2009 in connection with their appointment to new positions with additional responsibilities. Following this review, the Committee decided that Mr. Reed’s and Mr. Kloeppel’s base salaries should not be increased and that the other named executive officers should receive small increases in base salaries. Accordingly, base salaries for the named executive officers for 2010 were set at:

Name	2010 Base Salary	2009 Base Salary	Percentage Increase

Colin V. Reed	$910,000	$910,000	—
David C. Kloeppel	700,000	700,000	—
Mark Fioravanti	361,000	350,000	3.1%
Richard A. Maradik	333,000	325,000	2.5%
Carter R. Todd	308,000	300,000	2.7%

Annual Cash Incentive Compensation

At its February 3, 2010 meeting, the Committee also established criteria for 2010 cash incentive plan compensation pursuant to Section 11 of the 2006 Omnibus Incentive Plan. Each named executive officer will have the opportunity to earn cash incentive compensation equal to the percentage of his 2010 salary set forth in the table below based upon achievement of designated EPS performance goals established by the Committee.

	Percentage of Base Salary Payable Upon Achievement of EPS Performance
	Threshold	Target	Stretch
	Performance	Performance	Performance
	Goal	Level	Level

Colin V. Reed	50%	100%	200%
David C. Kloeppel	45%	90%	180%
Other Named Executive Officers	30%	60%	120%

The Committee set the EPS “target” performance goal at our projected EPS level for 2010, as the Committee believes that achieving this goal will represent a significant step in meeting our long-term strategic and financial objectives. In making determinations of the desired “threshold,” “target” and “stretch” performance goals, the Committee also considered the general economic climate and the specific market conditions that we are likely to face in the applicable time period. The Committee has attempted to set the “threshold,” “target” and “stretch” performance goals to ensure that the relative level of difficulty of achieving these levels was generally consistent with prior years.

In determining whether the named executive officers meet their designated Company EPS goals in 2010, the Committee shall adjust the actual EPS for the year to exclude losses or expense related to events or occurrences as set forth in our 2006 Omnibus Incentive Plan (and may exclude any items of income or gain) before exercising any negative discretion in determining the final amounts of the cash incentive awards to ensure that such awards accurately reflect our actual performance. The Committee also can lower the amount of, or not award, annual cash incentive compensation otherwise payable to an officer under the cash incentive plan for 2010 if the officer does not attain a minimum-level annual performance rating.

Long-Term Equity Incentive Compensation

At its February 3, 2010 meeting, the Committee also reviewed the long-term incentive compensation program implemented in 2008, which provided for the “front-loading” of performance-based restricted stock unit awards and premium-priced stock options which normally would have been granted in annual increments to the named executive officers over the 2008 through 2011 fiscal years. The Committee determined that the two goals of the 2008 incentive compensation program, rewarding performance and encouraging retention from 2008 through 2011, would not be fully realized as a result of the difficult economic conditions and hospitality industry environment faced by us since 2008 which has significantly impaired the value of the equity awards made by us in 2008.

Based on this review, the Committee determined that long-term equity incentive compensation awards should be made to the named executive officers for 2010 to reinforce the goals of rewarding performance and encouraging retention. In deciding the type of awards to make, the Committee noted the difficulty of establishing long-term performance goals given the current economic and industry conditions. The Committee decided to structure the new incentive awards as a combination of time-based restricted stock unit awards, vesting in two and four years, and stock options, vesting ratably over four years. Accordingly, the following long-term equity incentive compensation awards were made to the named executive officers for 2010:

	Number of	Number of
	Time-Based Restricted	Time-Based Restricted	Number of Stock
	Stock Unit Awards	Stock Unit Awards	Option Awards	Exercise Price
	Vesting on	Vesting on	Vesting Over Four	of Stock
Name	February 3, 2012	February 3, 2014	Years (1)	Option Awards

Colin V. Reed	27,250	27,250	89,500	$20.08
David C. Kloeppel	17,500	17,500	52,500	$20.08
Mark Fioravanti	2,050	9,950	13,800	$20.08
Richard A. Maradik	1,500	8,500	10,000	$20.08
Carter R. Todd	1,500	8,500	10,000	$20.08

(1)	The stock option awards will vest ratably over four years in equal 25% increments, beginning on February 3, 2011.

Other Compensation Information

Equity Compensation

We make stock option awards pursuant to the 2006 Omnibus Incentive Plan, and prior to adoption of this plan, we made such awards pursuant to our 1997 Omnibus Stock Option and Incentive Plan. Annual stock option award levels vary among participants based on their position and are granted at the Committee’s regularly scheduled February meeting. Eligible newly hired executives receive awards of stock options as of the first business day of the month following their hire date, while eligible newly promoted employees receive awards of stock options at the next regularly scheduled Committee meeting on or following their promotion date. Options are awarded at an exercise price equal to the fair market value of our common stock on the grant date (defined under the terms of our equity incentive plans). With the exception of the grants to our senior executive officers made on February 4, 2008 (the exercise price of which grants exceeded the fair market value of our common stock on the grant date, as described above), the Committee has never granted options with an exercise price determined in any manner other than as set forth above. During 2006, our internal audit staff undertook a review of our historical grant practices which confirmed our consistent adherence to this principle.

Each option award is evidenced by a written agreement between us and the employee. Stock options awarded generally vest ratably over a four-year period, with one-fourth vesting annually beginning on the first anniversary of the date of grant, and have a 10-year term. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

We may also from time to time make grants of restricted stock awards or restricted stock unit awards (with time-based or performance-based vesting) pursuant to the 2006 Omnibus Incentive Plan, and prior to adoption of this plan, we made such awards pursuant to our 1997 Omnibus Stock Option and Incentive Plan. These awards are primarily made in connection with an employee’s promotion or assumption of additional job duties, or as otherwise determined by the Committee. Except as noted above, time-based vesting restricted stock and restricted stock unit awards, when made, generally vest over a four year period, with one-fourth vesting annually beginning on the first anniversary of the date of grant. In addition, we have also granted performance-based vesting restricted stock unit awards, which vest based on the achievement of financial criteria established by the Committee. These awards are evidenced by a written agreement between us and the employee. Prior to the vesting of a restricted stock award, the holder of such award would have rights as a stockholder with respect to shares (including as to dividends or other distributions), but may not sell or otherwise dispose of such shares. Prior to the vesting of a restricted stock unit award, the holder has no rights as a stockholder with respect to the shares subject to such award, including voting rights and the right to receive dividends or dividend equivalents.

Stock Ownership Guidelines

To directly align the interests of senior executive officers with the interests of the stockholders and to ensure that they maintain a significant portion of their long-term equity incentive awards, the Committee requires that our senior executives, including the named executive officers, maintain a minimum ownership interest in our stock. The value of our stock (as a multiple of the named executive officers’ base salary) required to be owned is as follows:

	Multiple of
Executive Officer	Base Salary

Mr. Reed	5	x
Messrs. Kloeppel and Todd	3	x
Messrs. Fioravanti and Maradik	2	x

The named executive officers are required to achieve these ownership requirements by December 31, 2011 (five years from the adoption of the requirement). Shares that are either owned directly (including restricted shares of common stock or restricted stock units, whether vested or not) or indirectly through savings plans sponsored by us are included in determining whether an individual attains the minimum ownership guidelines. Shares that are subject to unexercised stock options are not included.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless earned under an objective performance-based arrangement. We believe that compensation paid under the management incentive plans (except for time-based vesting restricted stock and the currently outstanding time-based vesting restricted stock unit awards) is generally fully deductible for federal income tax purposes. We also believe that the terms of the employment agreements for our senior management, including each named executive officer, comply with recent Internal Revenue Service guidance, including Revenue Ruling 2008-13, with respect to the deductibility of qualified performance-based compensation payable upon retirement or termination of employment. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments, including all stock option, restricted stock and restricted stock unit awards, in accordance with the requirements of FASB ASC Topic 718 (formerly SFAS 123(R)).

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference therein.

The Human Resources Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on its review and these discussions, the Human Resources Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in these proxy materials.

HUMAN RESOURCES COMMITTEE:

MICHAEL I. ROTH, CHAIRMAN
RALPH HORN
ELLEN LEVINE
ROBERT S. PRATHER, JR.
ROBERT B. ROWLING

2009 SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows compensation information for Colin V. Reed, our principal executive officer; Mark Fioravanti, our principal financial officer; David C. Kloeppel, Carter R. Todd and Richard A. Maradik, who are the three most highly compensated executive officers other than Mr. Reed and Mr. Fioravanti; and John Caparella, our former Executive Vice President and Chief Operating Officer, Gaylord Hotels, who resigned on July 1, 2009.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position(a)	(b)	($)(c)(1)	($)(d)(2)	($)(e)(3)	($)(f)(4)(5)	($)(g)(6)	($)(h)	($)(i)(7)	($)(j)

Colin V. Reed	2009	$910,000	—	—	—	$546,000	—	$169,378	$1,625,378
Chairman of the Board and	2008	897,960	—	$5,645,640	$1,694,279	400,000	—	127,307	8,765,186
Chief Executive Officer	2007	856,320	—	—	1,397,335	1,060,266	—	159,114	3,874,886
David C. Kloeppel	2009	662,500	—	542,445	408,096	358,915	—	21,839	1,993,795
President and Chief	2008	564,423	—	2,326,500	708,517	200,000	—	47,053	3,846,493
Operating Officer	2007	516,654	—	—	558,934	485,021	—	70,203	1,943,902
Mark Fioravanti	2009	312,500	—	137,170	103,753	113,277	—	30,594	697,294
Senior Vice President and	2008	258,173	—	620,400	154,025	50,000	—	32,713	1,115,311
Chief Financial Officer	2007	286,393	—	—	186,311	180,063	—	34,237	956,766
Richard A. Maradik	2009	312,500	—	99,760	72,627	112,759	—	30,769	628,415
Senior Vice President and	2008	283,173	—	620,400	154,025	55,000	—	32,675	1,145,273
Chief Marketing Officer	2007	270,961	—	—	186,311	152,607	—	27,741	637,620
Carter R. Todd	2009	300,000	—	—	—	108,000	—	33,763	441,763
Executive Vice President,	2008	287,885	—	620,400	154,025	55,000	—	30,827	1,148,137
Secretary and General Counsel	2007	277,308	—	—	186,311	173,459	—	29,302	666,380
John P. Caparella	2009	284,616	—	—	—	—	—	1,171,819	1,456,435
Former Executive Vice President	2008	479,808	—	2,326,500	708,517	50,000	—	32,713	3,597,538
and Chief Operating Officer, Gaylord Hotels	2007	391,346	—	—	558,934	314,461	—	31,658	1,235,739

(1)	Amounts shown are not reduced to reflect the named executive officers’ contributions, if any, to the Company’s 401(k) Savings Plan or elections, if any, to defer receipt of salary into the Company’s Supplemental Deferred Compensation Plan. Amounts shown are amounts actually paid to the named executive officer during the applicable fiscal year and reflect, to the extent applicable, the impact of a salary increase for certain of the named executive officers during the year.

(2)	Cash incentive compensation paid to each named executive officer with respect to the applicable fiscal year is reflected in column (g).

(3)	The amount listed in column (e) for 2008 is a non-cash amount which represents the grant date fair value of the performance-based restricted stock units awarded to the named executive officers on February 4, 2008. These restricted stock units will only vest on February 4, 2012 in the event that the Company achieves a designated cumulative cash earnings per share compound annual growth rate and/or consolidated cash flow compound annual growth rate over the 2008 through 2011 fiscal years, as described above under “Compensation Discussion and Analysis-Compensation Programs for 2009.” The Company currently anticipates that no more than 50% of these restricted stock units will ultimately be awarded to the named executive officers based upon the Company’s performance during its 2008 and 2009 fiscal years, which comprise a portion of the performance period under these awards. However, in accordance with SEC rules and guidance, the entire grant date fair value of these awards has been included in the Summary Compensation Table. The amount listed in column (e) for 2009 represents a non-cash amount equal to the grant date fair value of the time-based restricted stock units awarded to Messrs. Kloeppel, Fioravanti and Maradik on June 22, 2009 in connection with their appointment to new positions with the Company. These restricted stock units vest in four equal annual installments beginning on June 22, 2010, as described above under “Compensation Discussion and Analysis-Compensation Programs for 2009.” The grant date fair value of the restricted stock unit awards was determined in accordance with FASB ASC Topic 718, disregarding for this purpose estimated forfeitures. See Note 10 to our consolidated financial statements for the three years ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 26, 2010, for the assumptions made in determining the grant date fair value.

(4)	The amount listed in column (f) is a non-cash amount which represents the grant date fair value of the stock option awards granted to the named executive officers. The grant date fair value of the stock option awards was determined in accordance with FASB ASC Topic 718 based on the Black-Scholes-Merton option pricing formula. See Note 10 to our consolidated financial statements for the three years ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 26, 2010, for the assumptions made in determining the grant date fair value.

(5)	On August 6, 2009, each of the Company’s named executive officers (other than Mr. Caparella) surrendered and cancelled, without consideration, certain previously granted stock option awards to purchase shares of the Company’s stock. The “Option Awards” column in the table above reflects the grant date fair value of these awards; however, because these awards were cancelled, the named executive officers will not realize a benefit from such awards. For 2008, the aggregate number of shares of Company stock underlying the surrendered and cancelled stock option awards and the related grant date fair value of such awards reflected in the “Option Awards” column above were as follows: Mr. Reed — 275,000 ($1,694,279); Mr. Kloeppel — 115,000 ($708,517); Mr. Fioravanti — 25,000 ($154,025); Mr. Maradik — 25,000 ($154,025); and Mr. Todd — 25,000 ($154,025). For 2007, the aggregate number of shares of Company stock underlying the surrendered and cancelled stock option awards and the related grant date fair value of such awards reflected in the “Option Awards” column above were as follows: Mr. Reed — 75,000 ($1,397,335); Mr. Kloeppel — 30,000 ($558,934); Mr. Fioravanti — 10,000 ($186,311); Mr. Maradik — 10,000 ($186,311); and Mr. Todd — 10,000 ($186,311). See “Compensation Discussion and Analysis-Compensation Programs for 2009” for additional information regarding the stock option cancellations.

(6)	Amounts shown represent amounts paid under the Company’s annual cash incentive compensation program described in “Compensation Discussion and Analysis-Compensation Programs for 2009.”

(7)	The following table sets forth the components of the All Other Compensation amount for each named executive officer in 2009:

	Company					Financial
	Match to	Company				Couns.
	Supp. Def.	Match to	Group Term	Executive	Car	and
	Comp. Plan	401(k) Plan	Life	LTD	Allowance	Tax Prep.	Other	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)	($)	($)(e)	($)

Colin V. Reed	$39,397	$11,500	$13,667	$4,242	$14,400	$15,000	$71,172	$169,378
David C. Kloeppel	—	—	4,445	1,809	12,000	1,374	2,211	21,839
Mark Fioravanti	—	11,500	3,243	2,547	12,000	1,304	—	30,594
Richard A. Maradik	3,850	9,714	2,414	1,991	12,000	800	—	30,769
Carter R. Todd	—	11,500	3,401	3,007	12,000	3,000	855	33,763
John P. Caparella	—	11,500	6,188	1,503	6,301	—	1,146,327	1,171,819

(a)	The Company’s matching obligations for the Supplemental Deferred Compensation Plan accounts of the named executive officers are described in “Nonqualified Deferred Compensation” below.

(b)	The Company makes matching contributions to the 401(k) Savings Plan accounts of the named executive officers as described in “Compensation Discussion and Analysis-Compensation Programs for 2009.”

(c)	Represents premiums paid for group term life insurance not made available generally to the other officers or employees of the Company.

(d)	Represents premiums paid for long-term disability insurance not made available generally to the other employees of the Company.

(e)	Represents, for Mr. Reed, $68,394 for personal use of the Company airplane (based on the aggregate incremental cost to the Company associated with such use) and $2,778 for physical examination fees; for Mr. Kloeppel, personal use of the Company airplane (based on the aggregate incremental cost to the Company associated with such use); for Mr. Todd, physical examination fees; and for Mr. Caparella, his severance payment.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2009

The following table provides information on awards pursuant to the Company’s incentive plan to each of the Company’s named executive officers.

					All Other	All Other
					Stock	Option
					Awards:	Awards:			Grant Date
					Number of	Number of	Exercise or		Fair Value of
					Shares of	Securities	Base Price of		Stock and
		Estimated Future Payouts Under			Stock or	Underlying	Option	Closing Price	Option
	Grant	Non-Equity Incentive Plan Awards (c)(1)			Units	Options	Awards	on Grant Date	Awards
	Date	Threshold	Target	Stretch	(#)	(#)	($/sh)	($/sh)	($)
Name(a)	(b)	($)	($)	($)	(d)(2)	(e)(3)	(f)	(g)	(h)(4)

Colin V. Reed		$455,000	$910,000	$1,820,000
David C. Kloeppel		299,188	598,377	1,196,753
	6/22/09				43,500				$542,445
	6/22/09					59,000	$12.47	$11.39	408,096
Mark Fioravanti		94,459	188,918	377,836
	6/22/09				11,000				137,170
	6/22/09					15,000	12.47	11.39	103,753
Richard A. Maradik		93,986	187,973	375,945
	6/22/09				8,000				99,760
	6/22/09					10,500	12.47	11.39	72,627
Carter R. Todd		90,000	180,000	360,000
John Caparella		187,500	375,000	750,000

(1)	Represents threshold, target and stretch performance goal achievement payout levels under the Company’s annual cash incentive plan for 2009 performance based on the salary actually paid to each named executive officer in 2009. See the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table above for the amount actually paid to each named executive officer for performance under the Company’s annual cash incentive plan. See “Compensation Discussion and Analysis-Compensation Programs for 2009” above for additional information regarding the annual cash incentive plan. In connection with his resignation, Mr. Caparella did not receive any cash incentive compensation for 2009.

(2)	Represents time-based restricted stock unit awards granted to Messrs. Kloeppel, Fioravanti and Maradik in connection with their appointment to new positions with additional responsibilities on June 22, 2009. These restricted stock units vest in four equal annual installments beginning on June 22, 2010. See “Compensation Discussion and Analysis-Compensation Programs for 2009” above for additional information regarding these restricted stock unit awards.

(3)	Represents options to purchase the Company’s common stock granted to Messrs. Kloeppel, Fioravanti and Maradik in connection with their appointment to new positions with additional responsibilities on June 22, 2009. The options vest in four equal annual installments beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis-Compensation Programs for 2009” above for additional information regarding these stock option awards.

(4)	This column represents the grant date fair value of the restricted stock units and stock option awards granted to the named executive officers on June 22, 2009 in connection with their appointment to new positions with additional responsibilities. The grant date fair value of the restricted stock unit awards was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock option awards was determined in accordance with FASB ASC Topic 718 based on the Black-Scholes-Merton option pricing formula. These stock options will ultimately have no value unless the fair market value of the Company’s common stock exceeds the exercise price of the applicable stock options. See Note 10 to our consolidated financial statements for the three years ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 26, 2010, for the assumptions made in determining grant date fair values.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END DECEMBER 31, 2009

The following table provides information with respect to the outstanding equity awards held by the Company’s named executive officers as of December 31, 2009.

							Stock Awards
									Equity
									Incentive	Equity
									Plan	Incentive
	Option Awards								Awards:	Plan Awards:
			Equity Incentive						Number of	Market or
			Plan Awards:					Market	Unearned	Payout Value
			Number of				Number of	Value of	Shares,	of Unearned
	Number of	Number of	Securities				Shares or	Shares or	Units or	Shares, Units
	Securities	Securities	Underlying				Units of	Units of	Other	or Other
	Underlying	Underlying	Unexercised	Option		Option	Stock That	Stock That	Rights That	Rights That
	Unexercised	Unexercised	Unearned	Exercise	Option	Expi-	Have Not	Have Not	Have Not	Have Not
	Options (#)	Options (#)	Options	Price	Grant	ration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	Date	(#)	($)	(#)	($)
(a)	(b)(1)	(c)	(d)	(e)	(f)	(g)	(h)(2)	(i)(3)	(j)(4)	(k)(5)

Colin V. Reed	500,000			$25.25	4/23/01	4/23/11
	155,000			26.10	5/14/02	5/14/12
	115,000			20.03	2/6/03	2/6/13
	75,000			29.01	2/5/04	2/5/14
									91,000	$1,797,250
David C. Kloeppel	200,000			28.13	9/4/01	9/4/11
	20,000			22.95	2/11/02	2/11/12
	45,000			20.03	2/6/03	2/6/13
	30,000			29.01	2/5/04	2/5/14
		59,000		12.47	6/22/09	6/22/19
							43,500	$859,125
									37,500	740,625
Mark Fioravanti	32,500			20.30	8/12/02	8/12/12
	16,000			20.03	2/6/03	2/6/13
	10,000			29.01	2/5/04	2/5/14
	15,000			31.13	5/6/04	5/6/14
		15,000		12.47	6/22/09	6/22/19
							11,000	217,250	10,000	197,500
Richard A. Maradik		10,500		12.47	6/22/09	6/22/19
							1,250 (6)	24,688
							8,000	158,000
									10,000	197,500
Carter R. Todd	2,500			29.01	2/5/04	2/5/14
									10,000	197,500
John P. Caparella(7)	25,000			22.51	12/4/01	7/1/11
	16,000			20.03	2/6/03	7/1/11
	10,000			29.01	2/5/04	7/1/11
	15,000			40.22	2/9/05	7/1/11
	13,500			44.30	2/8/06	7/1/11
	30,000			56.14	2/7/07	7/1/11
	76,666			38.00	2/4/08	7/1/11
									12,500	246,875

(1)	Represents options granted pursuant to the Company’s equity incentive plans. All currently outstanding options have a term of 10 years from the grant date and vest in equal installments on the first, second, third and fourth anniversary of the grant date. On August 6, 2009, each of the Company’s named executive officers (other than Mr. Caparella) surrendered and cancelled, without consideration, certain previously granted stock option awards to purchase shares of the Company’s stock. As a result, the shares underlying these stock option awards are no longer reflected in this table. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for information regarding these stock option award cancellations.

(2)	Except as otherwise noted below, the amounts listed in this column represent time-based restricted stock unit awards granted on June 22, 2009 to certain named executive officers in connection with their appointment to new positions with additional responsibilities. These restricted stock units vest in four equal annual installments beginning on June 22, 2010, as described in “Compensation Discussion and Analysis-Compensation Programs for 2009.” As of December 31, 2009, all of these restricted stock unit awards remained subject to restrictions.

(3)	The market value of the restricted stock units set forth in this column is determined based on the closing market price of the Company’s common stock on December 31, 2009, which was $19.75.

(4)	Represents shares issuable upon vesting of performance-based restricted stock units awarded on February 4, 2008, which will vest on February 4, 2012 provided that certain performance criteria established by the Company’s Human Resources Committee have been met. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for additional information regarding these restricted stock unit awards. The Company currently anticipates that no more than 50% of these restricted stock units will ultimately be awarded to the named executive officers based upon the Company’s performance during its 2008 and 2009 fiscal years, which comprise a portion of the performance period under these awards. Accordingly, the amount set forth in column (j) assumes that each such award will vest at a level equal to 50% of the total award available to each named executive officer. In the case of Mr. Reed, this column does not include shares of common stock issuable on the ultimate vesting of time-based restricted stock units (with a performance-based acceleration feature which was not met) awarded to Mr. Reed in 2003, the vesting of which were deferred by Mr. Reed. See “Nonqualified Deferred Compensation-Supplemental Deferred Compensation Plan” for a discussion of this restricted stock unit award.

(5)	The market value of the restricted stock units set forth in this column is determined based on the closing market price of the Company’s common stock on December 31, 2009 ($19.75 as reported on the New York Stock Exchange).

(6)	On February 8, 2006, Mr. Maradik was awarded 5,000 restricted shares of the Company’s common stock. The restrictions upon these shares lapse on the first, second, third and fourth anniversaries of the award date. As of December 31, 2009, 1,250 shares of the restricted stock held by Mr. Maradik remained subject to restrictions.

(7)	In connection with his resignation, Mr. Caparella has until July 1, 2011 to exercise all stock options which were vested at the time of his resignation and all stock options scheduled to vest within two years of the date of his resignation. In connection with his resignation, Mr. Caparella also will be eligible to receive up to 25,000 shares of the Company’s common stock upon vesting of the performance-based restricted stock units awarded on February 4, 2008, if the applicable performance criteria are met. However, as stated in footnote (4), the amount set forth in column (j) assumes that this award will vest at a level equal to 50% of the total award available to Mr. Caparella.

2009 OPTION EXERCISES AND STOCK VESTED

The following table provides information related to the vesting of the named executive officers’ restricted stock awards in 2009. None of the named executive officers exercised stock options in 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on		Acquired on	Value Realized on
	Exercise	Value Realized on	Vesting	Vesting
	(#)	Exercise ($)	(#)	($)
Name(a)	(b)	(c)	(d)	(e)(1)

Colin V. Reed	—	—	—	—
David C. Kloeppel	—	—	4,000	$57,080 (2)
Mark Fioravanti	—	—	—	—
Richard A. Maradik	—	—	1,250	14,663 (3)
Carter R. Todd	—	—	—	—
John P. Caparella	—	—	—	—

(1)	With respect to vested restricted stock or restricted stock units, value realized upon vesting is determined by multiplying the number of shares of restricted stock vesting, or the number of shares of common stock issued upon the vesting of restricted stock units, by the closing price of the Company’s common stock on the day immediately preceding the vesting date.

(2)	Consists of shares of restricted common stock the restrictions on which lapsed on August 1, 2009.

(3)	Consists of shares of restricted common stock the restrictions on which lapsed on February 8, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table includes information about our equity compensation plans as of December 31, 2009:

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by security holders	3,440,849	$28.32	1,692,502
Equity compensation plans not approved by security holders	—	—	—

Total	3,440,849	$28.32	1,692,502

PENSION BENEFITS

None of the Company’s named executive officers participate in the defined benefit plan maintained by the Company.

NONQUALIFIED DEFERRED COMPENSATION

Supplemental Deferred Compensation Plan

The table set forth below shows the salary deferrals, Company matching obligations, earnings and account balances for the named executive officers in the Company’s Supplemental Deferred Compensation Plan. The plan allows eligible participants (including all named executive officers) to defer:

•	All or a portion of their annual bonus; and

•	Up to 40% of their base salary reduced by the percentage deferred into the 401(k) Savings Plan.

The Company makes matching contributions of 100% of each participant’s contributions, up to four percent of the participant’s contributions (reduced by the percentage deferred into the 401(k) Savings Plan).

Account balances may be invested in hypothetical investments selected by the executive from an array of investment options mirroring the funds in the Company’s 401(k) Savings Plan, with the exception of Company stock (which is not included as an investment option under the Supplemental Deferred Compensation Plan). On a daily basis, participants can change their investment selections prospectively by contacting the 401(k) Savings Plan’s trustee in the same manner that applies to participants in the 401(k) Savings Plan.

When participants elect to defer amounts into the Supplemental Deferred Compensation Plan, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year — whether or not employment has then ended — or at a time that begins at or after the executive’s retirement or separation. Distributions can be made in a lump sum or up to 15 annual installments. However, soon after a participant’s employment ends, his or her account balance is automatically distributed in a lump sum — without regard to his or her election — if the balance is $10,000 or less.

The table set forth below also shows the amount deferred, earnings and account balance for the time-based restricted stock units (with a performance-based acceleration feature which was not met) awarded to Mr. Reed in 2003. The terms of the restricted stock unit awards provided that the awards would vest on February 1, 2008 unless a participant elected to defer vesting of the awards until the earlier of (1) the participant’s termination of employment with the Company or (2) a designated future date. Mr. Reed elected a deferral date of December 31, 2011.

The table set forth below shows the named executive officers’ salary deferrals, Company matching obligations, earnings and account balances in 2009:

				Aggregate
				Earnings	Aggregate	Aggregate
		Executive	Registrant	(Losses) in	Withdrawals/	Balance
		Contributions in	Contributions in	Last FY	Distributions	at Last FY
		Last FY ($)	Last FY ($)	($)	($)	($)
Name(a)	Plan(b)	(c)(1)	(d)(1)	(e)(2)	(f)	(g)(3)

Colin V. Reed	Supplemental Deferred Compensation Plan	$93,121	$39,397	$579,969	-0-	$5,151,988
	2003 PARSUP Restricted Stock Units(4)	-0-	-0-	1,514,700	-0-	3,357,500
David C. Kloeppel	Supplemental Deferred Compensation Plan	-0-	-0-	49,915	-0-	281,028
Mark Fioravanti	Supplemental Deferred Compensation Plan	-0-	-0-	46,848	-0-	214,612
Richard A. Maradik	Supplemental Deferred Compensation Plan	6,490	3,850	13,019	-0-	60,548
Carter R. Todd	Supplemental Deferred Compensation Plan	-0-	-0-	57,482	-0-	346,556
John P. Caparella	Supplemental Deferred Compensation Plan	-0-	-0-	38,129	-0-	172,372

(1)	The amounts set forth in columns (c) and (d) with respect to the Supplemental Deferred Compensation Plan are reported as compensation in the 2009 Summary Compensation Table. Does not include amounts deferred in connection with the cash incentive bonus with respect to the 2009 fiscal year paid in February 2010 (for Mr. Reed — $16,028; and for Mr. Maradik — $3,383).

(2)	None of the amounts set forth in column (e) are reported as compensation in the 2009 Summary Compensation Table because above-market or preferential earnings are not available under the applicable plan.

(3)	Of the amounts set forth in column (g), the following amounts with respect to the Supplemental Deferred Compensation Plan have previously been reported as compensation in the 2009 Summary Compensation Table and/or previous years (or would have been reported had the named executive officer been included in the Company’s Summary Compensation Table in all previous years): Mr. Reed — $3,526,966; Mr. Kloeppel — $157,708; Mr. Fioravanti — $145,759; Mr. Maradik — $40,600; Mr. Todd — $238,626; and Mr. Caparella — $113,161. With respect to the time-based restricted stock units (with a performance-based acceleration feature which was not met) awarded to Mr. Reed in 2003, referred to above as the 2003 PARSUP Restricted Stock Units (the vesting of which have been deferred by Mr. Reed), no amounts have been reported as compensation for the 2007, 2008 and 2009 fiscal years in the 2009 Summary Compensation Table.

(4)	The aggregate earnings in the last fiscal year represents the change in value due to the increase on stock price of the shares of common stock issuable on the ultimate vesting of the time-based restricted stock units awarded to Mr. Reed in 2003, the vesting of which have been deferred by Mr. Reed.

Supplemental Executive Retirement Plan

Mr. Reed’s April 23, 2001 employment agreement with the Company established a Custom Non-Qualified Mid-Career Supplemental Employee Retirement Plan (the “SERP”) for Mr. Reed. The initial retirement benefit under the SERP was $2.5 million, vesting at the rate of 25% per year beginning on April 23, 2001 (fully vesting on April 23, 2005). In 2004, as part of an amendment to Mr. Reed’s employment agreement extending his employment term, the Company agreed to adjust the initial SERP benefit for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. Also as part of this amendment, the Company agreed to pay Mr. Reed an additional retirement benefit under the SERP of $1.0 million, as adjusted beginning April 23, 2005 for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. This additional SERP benefit vests at the rate of 20% per year, fully vesting on May 1, 2010.

Effective February 4, 2008, the Company and Mr. Reed entered into a new employment agreement, with an initial term of two years, with automatic renewal terms of two years each (unless either party provides the other with prior notice of non-renewal). This employment agreement provides that if Mr. Reed’s employment with the Company is terminated for any reason, Mr. Reed would be entitled to receive all of the initial SERP benefit, as adjusted. In addition, upon termination of his employment, Mr. Reed may be entitled to receive part or all of his additional SERP benefit, as adjusted, depending on the circumstances of such termination. See “Potential Payments on Termination or Change of Control” below for estimated potential payouts of Mr. Reed’s additional SERP benefit, as adjusted, assuming that Mr. Reed’s employment was terminated as of December 31, 2009 in each of the circumstances described therein. Mr. Reed may elect to receive his SERP benefits, as adjusted, in the form of one lump sum payment or in the form of up to 15 equal annual installments.

On December 18, 2008, the Company and Mr. Reed entered into an amendment to Mr. Reed’s employment agreement. The amendment provided Mr. Reed with the option of making an irrevocable election to invest his SERP benefit in Company common stock, which election Mr. Reed made. The investment was made by a rabbi trust to which the Company transferred cash in an amount equal to the then-current balance of the SERP benefit. In January 2009 the independent trustee of the rabbi trust purchased a total of 385,242 shares of Company common stock in the open market.

After making the irrevocable election, Mr. Reed is only entitled to a distribution of the Company common stock held by the rabbi trust in satisfaction of his SERP benefit. The Company believes that the ownership of shares of common stock by the rabbi trust and the distribution of those shares to Mr. Reed in satisfaction of his SERP benefit meets requirements necessary so that the Company will not recognize any increase or decrease in expense as a result of subsequent changes in the value of the Company common stock. The terms of the rabbi trust provide that to the extent that the shares owned by the rabbi trust are entitled to vote on any matter, the rabbi trustee will be entitled to vote such shares.

The table set forth below shows the salary deferrals, Company matching obligations, earnings and account balances with respect to Mr. Reed’s SERP benefit in 2009. For purposes hereof the Company has summarized Mr. Reed’s SERP benefit using the disclosure format prescribed by the Securities and Exchange Commission for nonqualified deferred compensation (under Item 402(i) of Regulation S-K) rather than pension benefits due to the fact that this SERP benefit more closely resembles a “defined contribution” award than a “defined benefit” award. This determination was based on the fact that the SERP benefit in 2009 was based solely on the amounts contributed by the Company to the plan on Mr. Reed’s behalf and the performance of the Company’s common stock.

Aggregate
	Executive		Aggregate	Withdrawals/
	Salary	Registrant	Earnings	Distributions in	Aggregate
	Deferrals in	Contributions	(Losses)	Last FY	Balance
	Last FY ($)	in Last FY ($)	in Last FY ($)	($)	at Last FY ($)
Name(a)	(b)	(c)(1)	(d)(2)	(e)	(f)(3)

Colin V. Reed	-0-	-0-	$3,009,362	-0-	$7,608,530

(1)	As described above, the Company has an obligation to pay to Mr. Reed the initial SERP benefit and the additional SERP benefit by distributing the shares of the Company’s common stock held by the rabbi trust. None of these amounts have been reported as compensation in the Summary Compensation Table for 2009 or previous years.

(2)	Represents the change of market value of the Company’s common stock from December 31, 2008 to December 31, 2009. None of the amounts set forth in column (d) are reported as compensation in the Summary Compensation Table for 2009 as a result of the fact that above-market or preferential earnings are not available with respect to the SERP.

(3)	Represents the value of both the initial SERP benefit and the additional SERP benefit as of December 31, 2009, which is calculated by multiplying the 385,242 shares of the Company’s common stock held by the rabbi trust by the closing market price of our common stock on December 31, 2009 ($19.75 as reported on the New York Stock Exchange). As of December 31, 2009, Mr. Reed was fully vested with respect to $7,173,756 of this amount.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

In February 2008 each of the Company’s named executive officers entered into a new employment agreement with the Company with an initial term of two years, with automatic renewal terms of two years each (unless either party provides the other party with prior notice of non-renewal). Mr. Reed’s employment agreement was further amended in December 2008, as described above. Each named executive officer’s employment agreement governs the terms of his cash compensation upon termination. In addition, the provisions of such agreement, the named executive officer’s equity incentive award agreements and the terms of the Company’s incentive and other benefit plans provide for the payment of certain amounts to each named executive officer upon termination. Payments of these amounts generally are conditioned upon the officer’s compliance with the other provisions of his employment agreement, which include limitations upon the use and disclosure of confidential information, restrictions on solicitation of employees and interference with the Company’s business opportunities, and an obligation not to compete with the business of the Company for a specified period following termination of employment.

Description of Potential Payments on Termination or Change of Control

The discussion below outlines the amount of compensation payable to each of the named executive officers of the Company in the event of a termination of employment or following a change of control, as stated in each named executive officer’s employment agreement with the Company. Except as otherwise noted, the discussion below applies to each of the named executive officers.

Payments Made Upon Any Termination of Employment.  Regardless of the manner in which a named executive officer’s employment with the Company is terminated, the officer will be entitled to receive:

•	accrued but unpaid base salary through the date of termination;

•	any unpaid portion of any annual cash bonus for prior calendar years;

•	accrued but unpaid vacation pay, unreimbursed employment-related expenses and any other benefits owed to the executive under the Company’s employee benefit plans or policies;

•	all vested 401(k) Savings Plan and Supplemental Deferred Compensation Plan account balances; and

•	in the case of Mr. Reed, all of his initial SERP benefit, as adjusted.

Payments Made Upon Termination of a Named Executive Officer for Cause.  The Company may terminate each named executive officer for “cause,” which is defined as:

•	fraud, self-dealing, embezzlement or dishonesty in the course of the officer’s employment, or any conviction of a crime involving moral turpitude;

•	the officer’s failure to comply with any valid and legal Company directive, or any material uncured breach of obligations under the officer’s employment agreement; or

•	the officer’s failure to adequately perform the officer’s responsibilities, as demonstrated by objective and verifiable evidence showing that the business operations under the officer’s control have been materially harmed as a result of gross negligence or willful misconduct.

If a named executive officer were terminated for cause, the officer would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.

Payments Made Upon Resignation of a Named Executive Officer without Good Reason.  Each named executive officer may resign at any time. If the officer’s resignation were not for “good reason” (as defined below), the officer would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.

The term “good reason” is defined under each named executive officer’s employment agreement as:

•	any adverse change in the officer’s position or title (whether or not approved by the Board of Directors), an assignment over the officer’s reasonable objection to any duties materially inconsistent with the officer’s current status or a substantial adverse alteration in the nature of the officer’s responsibilities;

•	a reduction in the officer’s annual base salary;

•	the Company’s failure to pay any portion of the officer’s current compensation, or the Company’s failure to continue in effect any material compensatory plan (or an equivalent alternative) in which the officer may participate;

•	permanent relocation of the officer’s principal place of employment with the Company to a location other than the Company’s headquarters in Nashville, Tennessee;

•	the Company’s failure to provide the officer with, or material reduction of, an insurance, retirement savings and other benefits package substantially similar to those enjoyed by the Company’s other senior executives in which the officer is entitled to participate; or

•	a material uncured breach of the Company’s obligations under the officer’s employment agreement or the Company’s failure to renew the employment agreement.

Payments Made Upon Death or Disability of a Named Executive Officer.  In the event of a named executive officer’s death or “permanent disability” (defined as a physical or mental incapacity rendering the officer unable to perform job duties for 90 consecutive days or for a total of 180 days in any 12 months), the officer (or the officer’s estate, as applicable) would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	a pro-rata portion of the executive’s annual cash bonus, if any, for the year in which termination occurred;

•	payments under the Company’s disability insurance or life insurance plans, as applicable;

•	with respect to time-based restricted stock and restricted stock unit awards, the immediate release of restrictions with respect to such awards;

•	with respect to the performance-based restricted stock unit awards granted on February 4, 2008, a pro rata share of the awards actually vesting (based on the executive’s length of service during the four year vesting period) on February 4, 2012 (or the date the award is otherwise vested);

•	the accelerated vesting of all outstanding stock option awards (with an exercise period equal to the stated expiration date of the awards);

•	in the case of Mr. Reed, the portion of his additional SERP benefit, as adjusted, vested as of the date of termination; and

•	in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees.

Payments Made Upon Termination of a Named Executive Officer Without Cause or Resignation of a Named Executive Officer for Good Reason (Other Than Within One Year Following a Change of Control). In the event of a named executive officer’s termination without cause (or resignation for good reason), other than within one year following a designated “change of control” of the Company, the officer would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	the following severance payment:

Mr. Reed and	Mr. Fioravanti, Mr. Maradik and
Mr. Kloeppel	Mr. Todd

two times base salary in the year of termination, plus two times the annual cash incentive bonus for the previous year	one times base salary in the year of termination, plus one times the annual cash incentive bonus for the previous year

•	in the case of Mr. Fioravanti, Mr. Maradik and Mr. Todd, a pro rata portion of the executive’s annual cash bonus, if any, for the year in which the termination occurred;

•	the immediate release of all restrictions with respect to the following time-based restricted stock and time-based restricted stock unit awards:

Mr. Reed and	Mr. Fioravanti, Mr. Maradik and
Mr. Kloeppel	Mr. Todd

all awards with restrictions scheduled to lapse within two years of termination	all awards with restrictions scheduled to lapse within one year of termination

•	with respect to the performance-based restricted stock unit awards granted on February 4, 2008, a pro rata share of the awards actually vesting (based on the executive’s length of service during the four year vesting period) on February 4, 2012 (or the date the award is otherwise vested);

•	the ability to exercise all stock option awards vested as of termination, as well as the accelerated vesting and ability to exercise the following additional awards:

Mr. Reed and	Mr. Fioravanti, Mr. Maradik and
Mr. Kloeppel	Mr. Todd

all unvested stock option awards held at termination scheduled to vest within two years of termination	all unvested stock option awards held at termination scheduled to vest within one year of termination

Mr. Reed and Mr. Kloeppel will have two years from termination to exercise the awards. Mr. Fioravanti, Mr. Maradik and Mr. Todd will have one year from termination to exercise the awards;

•	in the case of Mr. Reed, the pro-rata portion of his additional SERP benefit, as adjusted, vesting within two years of the date of termination;

•	in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees; and

•	continuation of a monthly car allowance for, in the case of Messrs. Reed and Kloeppel, two years following termination, and in the case of Messrs. Fioravanti, Maradik and Todd, one year following termination.

Payments Made Upon a Termination Without Cause or Resignation for Good Reason Within One Year Following a Change of Control.  In the event of a named executive officer’s termination without cause or resignation for good reason, as defined above, within one year following a designated change of control of the Company, the officer would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	a lump-sum severance payment equal to three times the officer’s base salary for the year in which termination occurred, plus a payment equal to three times the officer’s highest annual cash incentive bonus for the preceding three years;

•	an amount equal to any federal or state excise or other taxes charged to the officer as a result of the receipt of any change of control payments;

•	with respect to time-based restricted stock and restricted stock unit awards, the immediate release of restrictions with respect to such awards;

•	with respect to the performance-based restricted stock unit awards granted on February 4, 2008, a pro rata share of the awards actually vesting (based on the executive’s length of service during the four year vesting period) on February 4, 2012 (or the date the award is otherwise vested);

•	the ability to exercise all stock option awards vested as of termination, as well as the accelerated vesting and ability to exercise all unvested stock option awards. Mr. Reed will have two years from termination to exercise the awards, and Messrs. Kloeppel, Fioravanti, Maradik and Todd will have three years from termination to exercise the awards;

•	in the case of Mr. Reed, all of his additional SERP benefit, as adjusted;

•	in the case of Messrs. Kloeppel, Fioravanti, Maradik and Todd, continuation of health care coverage at employee rates for a period of three years following termination, as well as continuation of a monthly car allowance and an annual allowance for financial planning assistance and executive physical examination fees for three years following termination; and

•	in the case of Mr. Reed, continuation of a monthly car allowance for three years following termination and continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees.

Under the terms of each named executive officer’s employment agreement, a “change of control” is deemed to occur if:

•	any person, other than the Company, a wholly-owned subsidiary, a benefit plan of the Company or certain affiliates, becomes the beneficial owner of 35% or more of the outstanding voting stock of the Company;

•	a majority of the incumbent members of the Board of Directors cease to serve on the Board without the consent of the incumbent Board;

•	following a merger, tender or exchange offer, other business combination or contested election, the holders of the Company’s stock prior to the transaction hold less than a majority of the combined voting power of the surviving entity; or

•	the Company sells all or substantially all of its assets.

Summary of Potential Payments on Termination or Change of Control

The tables below estimate the potential payments upon termination or a change of control of the Company for each named executive officer, with the exception of Mr. Caparella, who resigned on July 1, 2009. The actual payments made to Mr. Caparella in connection with his resignation are set forth below. The estimates of potential payments upon termination or a change of control of the Company for each named executive officer assume that the triggering event took place on December 31, 2009 and that the price per share of the Company’s common stock was $19.75 (the closing price per share of the Company’s stock on December 31, 2009). The actual amounts to be paid out to a named executive officer can only be determined at the time of the named executive officer’s termination of employment with the Company.

Colin V. Reed.  The following table shows the potential payments described above for Mr. Reed:

					Involuntary
					Termination
	Involuntary			Involuntary	Without
	Termination for			Termination	Cause or
	Cause or			Without	Resignation for
	Resignation			Cause or	Good Reason
	Without Good		Death or	Resignation for	upon a Change
	Reason	Retirement	Disability	Good Reason	of Control
Benefits and Payments Upon Separation	($)	($)	($)	($)	($)

Cash Severance Payment	—	—	-0-	$2,620,000 (5)	$6,438,099 (6)
Non-Equity Incentive Compensation(1)	—	—	$546,000	-0-	-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	-0-	-0-	-0-
Accelerated Lapse of Restrictions on Restricted Stock Awards	—	—	-0-	-0-	-0-
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	823,740	823,740	823,740
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards	—	—	-0-	-0-	-0-
Accelerated Vesting of Additional SERP Benefit(4)	—	—	434,773	434,773	434,773
Other Benefits and Perquisites	—	—	130,634 (7)	159,434 (8)	173,834 (9)
Excise Tax and Gross-Up	—	—	-0-	-0-	2,395,670

(1)	Reflects the non-equity incentive bonus for the 2009 fiscal year paid in February 2010, which is also included in the 2009 Summary Compensation Table above.

(2)	No amounts are included with respect to the accelerated vesting of stock option awards since the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) was less than the respective exercise price of each of Mr. Reed’s stock options.

(3)	Accelerated lapse of restrictions on outstanding performance-based restricted stock unit awards is calculated by multiplying the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) by the currently expected number of shares of common stock to be issued upon vesting of the performance-based restricted stock unit award granted to Mr. Reed on February 4, 2008. The Company currently anticipates that no more than 50% of these restricted stock units will ultimately be awarded to the named executive officers based upon the Company’s performance during its 2008 and 2009 fiscal years, which comprise a portion of the performance period under these awards. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a description of these restricted stock unit awards. This column does not include shares of common stock issuable on the ultimate vesting of time-based restricted stock units (with a performance-based acceleration feature which was not met) awarded in 2003 to Mr. Reed, the vesting of which were deferred by Mr. Reed.

(4)	Represents the dollar value of the additional SERP benefit, as adjusted, payable to Mr. Reed upon each of the above-listed events of termination. These amounts do not include the initial SERP benefit, as adjusted, which is fully vested. For additional information regarding the initial SERP benefit and additional SERP benefit, see “Nonqualified Deferred Compensation-Supplemental Executive Retirement Plan.”

(5)	Amount equal to two times base salary in effect at December 31, 2009 plus two times cash incentive bonus for the 2008 fiscal year.

(6)	Amount equal to three times base salary in effect at December 31, 2009 plus three times highest incentive cash bonus for the preceding three years.

(7)	Represents the continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 14 years (assuming a life expectancy for Mr. Reed of 76 years and assuming an annual cost to the Company of $9,331, which was the cost to the Company of providing these benefits to Mr. Reed in 2009).

(8)	Consists of (i) $130,634, which represents continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 14 years (using the assumptions described in footnote (7) above); and (ii) $28,800, which represents continuation of Mr. Reed’s monthly car allowance for two years following termination.

(9)	Consists of (i) $130,634, which represents continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 14 years (using the assumptions described in footnote (7) above); and (ii) $43,200, which represents continuation of Mr. Reed’s monthly car allowance for three years following termination.

David C. Kloeppel.  The following table shows the potential payments described above for Mr. Kloeppel:

					Involuntary
					Termination
					Without
	Involuntary			Involuntary	Cause or
	Termination for			Termination	Resignation for
	Cause or			Without	Good Reason
	Resignation			Cause or	upon a
	Without		Death or	Resignation for	Change of
	Good Reason	Retirement	Disability	Good Reason	Control
Benefits and Payments Upon Separation	($)	($)	($)	($)	($)

Cash Severance Payment	—	—	-0-	$1,800,000 (5)	$3,751,263 (6)
Non-Equity Incentive Compensation(1)	—	—	$358,915	358,915	-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	429,520	214,760	429,520
Accelerated Lapse of Restrictions on Restricted Stock Awards	—	—	-0-	-0-	-0-
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	339,453	339,453	339,453
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(4)	—	—	859,125	429,563	859,125
Other Benefits and Perquisites	—	—	-0-	24,000 (7)	104,250 (8)
Excise Tax and Gross-Up	—	—	-0-	-0-	-0-

(1)	Reflects the non-equity incentive bonus for the 2009 fiscal year paid in February 2010, which is also included in the 2009 Summary Compensation Table above.

(2)	Represents the value of stock options awarded to Mr. Kloeppel on June 22, 2009 based on the difference between the closing market price of our common stock on December 31, 2009 ($19.75 as reported on the New York Stock Exchange) and the exercise price of such options ($12.47). No amounts are included with respect to the accelerated vesting of Mr. Kloeppel’s other stock option awards since the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) was less than the respective exercise price of such stock option awards.

(3)	Accelerated lapse of restrictions on outstanding performance-based restricted stock unit awards is calculated by multiplying the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) by the currently expected number of shares of common stock to be issued upon vesting of the performance-based restricted stock unit award granted to Mr. Kloeppel on February 4, 2008. The Company currently anticipates that no more than 50% of these restricted stock units will ultimately be awarded to the named executive officers based upon the Company’s performance during its 2008 and 2009 fiscal years, which comprise a portion of the performance period under these awards. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a description of these restricted stock unit awards.

(4)	Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) by the applicable portion of the 43,500 shares of common stock issuable upon vesting of the time-based restricted stock unit award granted to Mr. Kloeppel on June 22, 2009. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a description of these restricted stock unit awards.

(5)	Amount equal to two times base salary in effect at December 31, 2009 plus two times cash incentive bonus for the 2008 fiscal year.

(6)	Amount equal to three times base salary in effect at December 31, 2009 plus three times highest incentive cash bonus for the preceding three years.

(7)	Represents the continuation of monthly car allowance for two years following termination.

(8)	Consists of (i) $38,250, which represents the continuation of the Company’s standard level of health insurance coverage for three years following termination (assuming an annual cost to the Company of $12,750, which was the cost to the Company of providing these benefits in 2009); (ii) $36,000, which represents continuation of monthly car allowance for three years following termination; (iii) $15,000, which represents the maximum allowance for financial counseling services for three years following termination; and (iv) $15,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

Mark Fioravanti.  The following table shows the potential payments described above for Mr. Fioravanti:

					Involuntary
					Termination
					Without
	Involuntary			Involuntary	Cause or
	Termination for			Termination	Resignation for
	Cause or			Without	Good Reason
	Resignation			Cause or	upon a
	Without		Death or	Resignation for	Change of
	Good Reason	Retirement	Disability	Good Reason	Control
Benefits and Payments Upon Separation	($)	($)	($)	($)	($)

Cash Severance Payment	—	—	-0-	$400,000 (5)	$1,590,189 (6)
Non-Equity Incentive Compensation(1)	—	—	$113,277	113,127	-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	109,200	27,300	109,200
Accelerated Lapse of Restrictions on Restricted Stock Awards	—	—	-0-	-0-	-0-
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	90,521	90,521	90,521
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(4)	—	—	296,250	54,313	296,250
Other Benefits and Perquisites	—	—	-0-	12,000 (7)	79,095 (8)
Excise Tax and Gross-Up	—	—	-0-	-0-	-0-

(1)	Reflects the non-equity incentive bonus for the 2009 fiscal year paid in February 2010, which is also included in the 2009 Summary Compensation Table above.

(2)	Represents the value of stock options awarded to Mr. Fioravanti on June 22, 2009 based on the difference between the closing market price of our common stock on December 31, 2009 ($19.75 as reported on the New York Stock Exchange) and the exercise price of such options ($12.47). No amounts are included with respect to the accelerated vesting of Mr. Fioravanti’s other stock option awards since the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) was less than the respective exercise price of such stock option awards.

(3)	Accelerated lapse of restrictions on outstanding performance-based restricted stock unit awards is calculated by multiplying the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) by the currently expected number of shares of common stock to be issued upon vesting of the performance-based restricted stock unit award granted to Mr. Fioravanti on February 4, 2008. The Company currently anticipates that no more than 50% of these restricted stock units will ultimately be awarded to the named executive officers based upon the Company’s performance during its 2008 and 2009 fiscal years, which comprise a portion of the performance period under these awards. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a description of these restricted stock unit awards.

(4)	Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) by the applicable portion of the 11,000 shares of common stock issuable upon vesting of the time-based restricted stock unit award granted to Mr. Fioravanti on June 22, 2009. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a description of these restricted stock unit awards.

(5)	Amount equal to one times base salary in effect at December 31, 2009 plus one times cash incentive bonus for the 2008 fiscal year.

(6)	Amount equal to three times base salary in effect at December 31, 2009 plus three times highest incentive cash bonus for the preceding three years.

(7)	Represents the continuation of monthly car allowance for one year following termination.

(8)	Consists of (i) $25,095, which represents the continuation of the Company’s standard level of health insurance coverage for three years following termination (assuming an annual cost to the Company of $8,365, which was the cost to the Company of providing these benefits in 2009); (ii) $36,000, which represents continuation of monthly car allowance for three years following termination; (iii) $9,000, which represents the maximum allowance for financial counseling services for three years following termination; and (iv) $9,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

Richard A. Maradik.  The following table shows the potential payments described above for Mr. Maradik:

					Involuntary
					Termination
					Without
	Involuntary			Involuntary	Cause or
	Termination for			Termination	Resignation for
	Cause or			Without	Good Reason
	Resignation			Cause or	upon a
	Without		Death or	Resignation for	Change of
	Good Reason	Retirement	Disability	Good Reason	Control
Benefits and Payments Upon Separation	($)	($)	($)	($)	($)

Cash Severance Payment	—	—	-0-	$380,000 (6)	$1,446,684 (7)
Non-Equity Incentive Compensation(1)	—	—	$112,759	112,759	-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	76,440	19,110	76,440
Accelerated Lapse of Restrictions on Restricted Stock Awards(3)	—	—	24,688	24,688	24,688
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(4)	—	—	90,521	90,521	90,521
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(5)	—	—	158,000	39,500	158,000
Other Benefits and Perquisites	—	—	-0-	12,000 (8)	92,250 (9)
Excise Tax and Gross-Up	—	—	-0-	-0-	-0-

(1)	Reflects the non-equity incentive bonus for the 2009 fiscal year paid in February 2010, which is also included in the 2009 Summary Compensation Table above.

(2)	Represents the value of stock options awarded to Mr. Maradik on June 22, 2009 based on the difference between the closing market price of our common stock on December 31, 2009 ($19.75 as reported on the New York Stock Exchange) and the exercise price of such options ($12.47). No amounts are included with respect to the accelerated vesting of Mr. Maradik’s other stock option awards since the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) was less than the respective exercise price of such stock option awards.

(3)	Represents 1,250 shares of restricted common stock held by Mr. Maradik, the restrictions on which lapsed on February 8, 2010.

(4)	Accelerated lapse of restrictions on outstanding performance-based restricted stock unit awards is calculated by multiplying the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) by the currently expected number of shares of common stock to be issued upon vesting of the performance-based restricted stock unit award granted to Mr. Maradik on February 4, 2008. The Company currently anticipates that no more than 50% of these restricted stock units will ultimately be awarded to the named executive officers based upon the Company’s performance during its 2008 and 2009 fiscal years, which comprise a portion of the performance period under these awards. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a description of these restricted stock unit awards.

(5)	Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) by the applicable portion of the 8,000 shares of common stock issuable upon vesting of the time-based restricted stock unit award granted to Mr. Maradik on June 22, 2009. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a description of these restricted stock unit awards.

(6)	Amount equal to one times base salary in effect at December 31, 2009 plus one times cash incentive bonus for the 2008 fiscal year.

(7)	Amount equal to three times base salary in effect at December 31, 2009 plus three times highest incentive cash bonus for the preceding three years.

(8)	Represents the continuation of monthly car allowance for one year following termination.

(9)	Consists of (i) $38,250, which represents the continuation of the Company’s standard level of health insurance coverage for three years following termination (assuming an annual cost to the Company of $12,750, which was the cost to the Company of providing these benefits in 2009); (ii) $36,000, which represents continuation of monthly car allowance for three years following termination; (iii) $9,000, which represents the maximum allowance for financial counseling services for three years following termination; and (iv) $9,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

Carter R. Todd.  The following table shows the potential payments described above for Mr. Todd:

Involuntary
Termination
Without
	Involuntary			Involuntary	Cause or
	Termination for			Termination	Resignation for
	Cause or			Without	Good Reason
	Resignation			Cause or	upon a
	Without		Death or	Resignation for	Change of
	Good Reason	Retirement	Disability	Good Reason	Control
Benefits and Payments Upon Separation	($)	($)	($)	($)	($)

Cash Severance Payment	—	—	-0-	$355,000 (4)	$1,501,890 (5)
Non-Equity Incentive Compensation(1)	—	—	$108,000	108,000	-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	-0-	-0-	-0-
Accelerated Lapse of Restrictions on Restricted Stock Awards	—	—	-0-	-0-	-0-
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	90,521	90,521	90,521
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards	—	—	-0-	-0-	-0-
Other Benefits and Perquisites	—	—	-0-	12,000 (6)	93,711 (7)
Excise Tax and Gross-Up	—	—	-0-	-0-	-0-

(1)	Reflects the non-equity incentive bonus for the 2009 fiscal year paid in February 2010, which is also included in the 2009 Summary Compensation Table above.

(2)	No amounts are included with respect to the accelerated vesting of stock option awards since the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) was less than the respective exercise price of each of Mr. Todd’s stock options.

(3)	Accelerated lapse of restrictions on outstanding performance-based restricted stock unit awards is calculated by multiplying the closing market price of our common stock on December 31, 2009 ($19.75 per share as reported on the New York Stock Exchange) by the currently expected number of shares of common stock to be issued upon vesting of the performance-based restricted stock unit award granted to Mr. Todd on February 4, 2008. The Company currently anticipates that no more than 50% of these restricted stock units will ultimately be awarded to the named executive officers based upon the Company’s performance during its 2008 and 2009 fiscal years, which comprise a portion of the performance period under these awards. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a description of these restricted stock unit awards.

(4)	Amount equal to one times base salary in effect at December 31, 2009 plus one times cash incentive bonus for the 2008 fiscal year.

(5)	Amount equal to three times base salary in effect at December 31, 2009 plus three times highest incentive cash bonus for the preceding three years.

(6)	Represents the continuation of monthly car allowance for one year following termination.

(7)	Consists of (i) $39,711, which represents the continuation of the Company’s standard level of health insurance coverage for three years following termination (assuming an annual cost to the Company of $13,237, which was the cost to the Company of providing these benefits in 2009); (ii) $36,000, which represents continuation of monthly car allowance for three years following termination; (iii) $9,000, which represents the maximum allowance for financial counseling services for three years following termination; and (iv) $9,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

John Caparella.  The following table shows the actual payments made to Mr. Caparella in connection with the termination of his employment on July 1, 2009:

Benefits and Payments
Upon Separation

Cash Severance Payment	$1,146,327
Non-Equity Incentive Compensation	-0-
Accelerated Vesting of Stock Option Awards(1)	-0-
Accelerated Lapse of Restrictions on Restricted Stock Awards	-0-
Accelerated Lapse of Restrictions on Restricted Stock Unit Awards(2)	-0-
Other Benefits and Perquisites	-0-
Excise Tax and Gross-Up	-0-

(1)	No amounts are included with respect to the accelerated vesting of stock option awards since the closing market price of our common stock on July 1, 2009 ($12.62 per share as reported on the New York Stock Exchange) was less than the respective exercise price of each of Mr. Caparella’s stock options.

(2)	In connection with his resignation, Mr. Caparella will be eligible to receive up to 25,000 shares of common stock issuable upon vesting of the performance-based restricted stock unit awards granted on February 4, 2008 if the applicable performance criteria are met. The vesting of these restricted stock unit awards was not accelerated. The Company currently anticipates that no more than 50% of these restricted stock units will ultimately be awarded to the named executive officers based upon the Company’s performance during its 2008 and 2009 fiscal years, which comprise a portion of the performance period under these awards. See “Compensation Discussion and Analysis-Compensation Programs for 2009” for a description of these restricted stock unit awards.

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm. Our independent registered public accounting firm will audit our consolidated financial statements for 2010 and the effectiveness of our internal control over financial reporting as of December 31, 2010. This appointment has been submitted for your ratification. If you do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Representatives of Ernst & Young LLP will attend the Annual Meeting and will have an opportunity to speak and respond to your questions.

Fee Information

The following table presents fees for audit, audit-related, tax and other services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the years ended December 31, 2009 and 2008:

	2009	2008

Audit Fees	$929,223	$1,136,569
Audit-Related Fees	−0−	−0−
Tax Fees	156,185	259,516
All Other Fees	−0−	−0−

	$1,085,408	$1,396,085

The fees for audit services during 2009 and 2008 include fees associated with the audit of our consolidated financial statements, including the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, issuances of comfort letters and assistance with documents filed with the Securities and Exchange Commission and reviews of our 2009 and 2008 quarterly financial statements. Fees for tax services relate to tax compliance matters, tax advice and planning, and tax assistance with transactions contemplated or completed by us during 2009 and 2008. There were no audit-related fees or fees for other services provided by Ernst & Young LLP in 2009 or 2008. Ernst & Young LLP did not provide professional services during 2009 or 2008 related to financial information systems design and implementation.

Audit Committee Pre-Approval Policy

All audit, audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for pre-approval of audit, audit-related services, tax services and other services specifically described by the Audit Committee on an annual basis, and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. If you abstain from voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee operates under a written charter adopted by the Board of Directors on February 4, 2004. The charter can also be found on the Company’s website at www.gaylordentertainment.com under “Corporate Governance” on the Investor Relations page. The charter is also available in print to any stockholder who requests it by making a written request addressed to Gaylord Entertainment Company, Attn: Corporate Secretary, One Gaylord Drive, Nashville, Tennessee 37214. During the fall of 2009 the Audit Committee conducted a self-evaluation in order to assess the effectiveness of the Committee, and at its November 2009 meeting the Audit Committee members discussed the results of the self-evaluation process.

The Audit Committee reviews the financial information provided to stockholders and others, oversees the performance of the internal audit function and the system of internal control over financial reporting which management and the Board of Directors have established, oversees compliance with legal and regulatory requirements by the Company and its employees relating to the preparation of financial information and reviews the independent registered public accounting firm’s qualifications, independence and performance. As part of its oversight of the Company’s financial statements, the Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2009, and the financial statements for the three years ended December 31, 2009, with management and Ernst & Young LLP, the Company’s independent registered public accounting firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by auditing standards, guidelines established by the SEC and the Sarbanes-Oxley Act; and

•	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee, and has discussed with Ernst & Young LLP its independence.

The Audit Committee also has considered whether the provision by Ernst & Young LLP of non-audit services described in “Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm-Fee Information” above is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee’s review and discussion of the audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles.

In performing these functions, the Audit Committee acts in an oversight capacity. The Audit Committee does not complete all of its reviews prior to the Company’s public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of Ernst & Young LLP, which in its report expresses an opinion on the conformity of the Company’s annual financial statements with generally accepted accounting principles.

In reliance on these reviews and discussions and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

MICHAEL J. BENDER, CHAIRMAN
GLENN J. ANGIOLILLO
E. K. GAYLORD II
RALPH HORN
DAVID W. JOHNSON

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of those forms and certain written representations from reporting persons, we believe that in 2009 all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements.

ADDITIONAL INFORMATION

Stockholder Nominations of Candidates for Board Membership

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder who is a stockholder of record on the record date for the meeting and on the date of notice of the meeting, and who delivers timely notice of the nomination in proper written form, as provided by our Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and certain additional information as set forth in our Bylaws.

For a stockholder’s notice to the Company’s Secretary to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company: (a) in the case of a nomination to be voted on at an annual meeting, by February 5, 2011, but not before January 6, 2011 (or, if the annual meeting is called for a date that is not within 30 days of May 6, 2011, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs); and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. If the presiding officer at a meeting determines that a nomination was not properly made in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that such nomination was defective and such defective nomination shall be disregarded.

Stockholder Proposals for 2011 Annual Meeting

If you would like to submit a proposal for inclusion in our proxy statement for the 2011 annual meeting, your proposal must be in writing and be received by us at our principal executive offices prior to the close of business on December 1, 2010.

If you want to bring business before the 2011 annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement, our Bylaws require that you deliver a notice in proper written form (and provide all information required by our Bylaws) to our Secretary by February 5, 2011, but not before January 6, 2011 (or, if the annual meeting is called for a date that is not within 30 days of May 6, 2011, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). If the presiding officer at an annual meeting determines that business was not properly brought before the annual meeting in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that your business was not properly brought before the meeting and your business will not be transacted at that meeting.

Requests for Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, excluding certain of the exhibits thereto, may be obtained without charge by writing to the Company’s Investor Relations department at the address set forth below.

Our 2009 Annual Report to Stockholders is being mailed to stockholders with this proxy statement. The Annual Report to Stockholders is not part of the proxy solicitation materials. In certain instances, one copy of the Company’s Annual Report to Stockholders and proxy statement may be delivered to two or more stockholders who share an address. For voting purposes, a separate proxy card will be included for each stockholder at a shared address. Stockholders sharing an address who are receiving multiple copies of the Company’s annual reports or proxy statements may request delivery of a single copy, and stockholders sharing an address who are receiving a single copy of these documents may request delivery of multiple copies. Such requests can be made orally or in writing and should be directed to the attention of Investor Relations at the following address (which is the address of our principal executive offices): Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, (615) 316-6000.

GAYLORD ENTERTAINMENT COMPANY
Annual Meeting of Shareholders
May 6, 2010 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Colin V. Reed, Ralph Horn and Carter R. Todd, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GAYLORD ENTERTAINMENT COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, CDT on Thursday, May 6, 2010, at the Gaylord Opryland Resort and Convention Center, 2800 Opryland Drive, Nashville, TN, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy also provides voting instructions for shares held by Wilmington Trust Company, the Trustee for the Company’s 401(k) Savings Plan, and directs such Trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in this plan. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received. This card should be voted by 11:59 p.m. Eastern time on May 4, 2010, for the Trustee to vote the plan shares.

Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors

Nominees:

01) Glenn J. Angiolillo	04) Ralph Horn	07) Robert S. Prather, Jr.	10) Michael I. Roth
02) Michael J. Bender	05) David W. Johnson	08) Colin V. Reed	11) Robert B. Rowling
03) E. K. Gaylord II	06) Ellen Levine	09) Michael D. Rose

☐  For All
☐  Withhold All
☐  For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:

The Board of Directors recommends you vote FOR the following proposal(s):

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

☐  For          ☐  Against          ☐  Abstain

NOTE:  The proxies are further authorized to vote in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date: Signature (Joint Owners) Date: